Exhibit 2.1

____________________
SHARE PURCHASE AGREEMENT
____________________
Among

iROBOT CORPORATION,
iROBOT UK LTD.,
ROBOPOLIS SAS,
DENIS GUYENNOT,
SARL HIGH FIVE INVESTISSEMENTS,
José Luis PRIETO LACACI,
Maria Teresa MARTIN MARTINEZ,
Miguel LOPEZ PENALVER,
KLEIN AG,
Patrick LEMYE,
Marc KEHL,
MASBRA HOLDING,
FINANT HOLDING,
Frédéric BOULET,
Marc DINEE,
INTERNATIONAL ROBOTIC APPLIANCES,
SEBASTIAN KLEIN,
MARTIJN BRAAM,
THOMAS BRUGMAN,
and
THE SHAREHOLDERS’ REPRESENTATIVE
Dated as of July 25, 2017

(1)

(i)

(ii)

EXHIBITS
Exhibit A    Form of Escrow Agreement
Exhibit B    Form of Consulting Agreement
Exhibit C    Form of Release

(iii)

SHARE PURCHASE AGREEMENT
THIS SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of July 25, 2017, is by and among iRobot Corporation, a Delaware corporation (“Parent”), iRobot UK LTD., a company incorporated in England and Wales, having its registered office at 10 Greycoat Place, London, United Kingdom, SW1P 1SB, registered under number 10785183 (“Buyer”) (Parent and Buyer acting jointly and severally for the purpose of this Agreement), Robopolis, a French company (société par actions simplifiée) with a capital of € 251,711 having its registered office at 11, avenue Albert Einstein (69100) Villeurbanne – France and registered with the Registry of Commerce of Lyon under number 445 295 132 (the “Company”), the shareholders of Company listed on the signature pages hereto (the “Shareholders”), Sebastian Klein, Martijn Braam and Thomas Brugman (the “Regional Managers”), and SARL High Five Investissements, as the Shareholders’ Representative (the “Shareholders’ Representative”). Certain terms used in this Agreement are defined in Section 1.1 hereof. An index of defined terms used in this Agreement is set forth in Section 1.2 hereof.
WHEREAS, the Company Group is engaged in the business of distributing and reselling the robot vacuum cleaners Roomba and Braava, which are products of Parent, in the Operating Countries;
WHEREAS, the Shareholders desire to sell all of the issued and outstanding capital shares of the Company (the “Company Shares”) to Buyer, and Buyer desires to acquire all of the Company Shares, and thereby own all of the outstanding capital stock of the Company;
WHEREAS, in this regard, the parties acknowledge that, prior to the execution of this Agreement, each employee of the Company has waived his/her right to make an offer to purchase the securities giving access to the majority of the share capital of the Company pursuant to articles L. 23-10-1 et seq. of the French Commercial Code (the “Employee Waivers”);
WHEREAS, the Shareholders’ Representative, Parent, Buyer and the Paris Bar Association’s Legal Escrow (Séquestre Juridique du Barreau de Paris) (the “Escrow Agent”) desire to enter into an escrow agreement in substantially the form attached hereto as Exhibit A (the “Escrow Agreement”) to be effective at, and subject to the occurrence of, the Closing;
WHEREAS, to induce Parent and Buyer to enter into this Agreement, Denis Guyennot has agreed to execute, through his holding company SARL High Five Investissements, a French company (société à responsabilité limitée) with a capital of € 19,602,347 having its registered office at 11, avenue Albert Einstein (69100) Villeurbanne – France and registered with the Registry of Commerce of Lyon under number 538 766 437 (the “Principal Shareholder”), a consultancy agreement with the Company in substantially the form attached hereto as Exhibit B (the “Consulting Agreement”); and
WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the sale described herein, and also to prescribe various conditions to such transaction.
NOW THEREFORE, in consideration of the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I- DEFINED TERMS
Section 1.1    Certain Terms Defined. For the purposes of this Agreement:
“Accrued Income Taxes” means any accruals for income Taxes of the Company Group on the financial statements of the Company Group as of the Closing Date.
“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, “control” (and its derivatives) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of capital stock or other securities, by contract or agreement or otherwise.
“Antitrust Authority” means the German antitrust authority (Bundeskartellamt) whose approval is required by applicable Law in order to consummate the transactions contemplated hereby.
“Antitrust Clearance” means all necessary approvals, consents, authorizations or clearances of the Antitrust Authority required in connection with the transactions contemplated hereby, or the expiration or earlier termination of the applicable waiting period.
“Business” means the business of the Company Group as currently conducted, namely the distribution and resale of (i) the robot vacuum cleaners Roomba and Braava, which are products of Parent, and (ii) Lego robots.
“Business Day” means any day other than a day on which the SEC is closed.
“Bylaws” means the Company’s Bylaws as in effect on the date hereof.
“Cash and Cash Equivalents” means the aggregate amount (expressed in U.S. Dollars calculated using the Exchange Rate, as applicable) of all cash and cash equivalents of the Company Group that are immediately convertible into cash, as determined in accordance with IFRS and the Company’s past practices consistently applied.
“Change in Control Payments and Bonuses” means (in each case, expressed in U.S. Dollars calculated using the Exchange Rate, as applicable) (i) any commission, obligation, severance, bonus, or other payment of any kind (including any applicable withholding or other Tax liabilities of the Company Group with respect to such payments) payable by the Company or any Subsidiary to any employee, consultant or other third party accelerated or triggered (in whole or in part) by or upon the consummation of, or arising out of or in connection with, the transactions contemplated by this Agreement and (ii) any bonus or other similar payment payable by the Company or any Subsidiary to any employee, consultant or other third party with respect to any period prior to the Closing Date.
“Closing Date Purchase Price” means the Purchase Price less (i) the Indemnification Escrow Amount less (ii) the Working Capital Escrow Amount less (iii) the Shareholders’ Representative Reimbursement Amount.
“Code” means the Internal Revenue Code of 1986, as amended.

“Company Copyrights” means all registered and material unregistered Copyrights and Copyrights that are the subject of a filed application owned or purported to be owned by the Company or any Subsidiary or used or held for use by the Company or any Subsidiary in the Business.
“Company Group” means the Company and each of the Subsidiaries.
“Company Intellectual Property Assets” means all Intellectual Property Assets owned or purported to be owned by the Company or any Subsidiary or used or held for use by the Company or any Subsidiary in the Business, including, without limitation, all Company Patents, Company Marks, Company Copyrights, Company Trade Secrets and Products.
“Company IT Systems” means all information technology and computer systems (including computer software, data files, tools, user interfaces, systems, architecture, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format, used in or necessary to the conduct of the Business.
“Company Marks” means all registered and material unregistered Marks and Marks that are the subject of a filed application owned or purported to be owned by the Company or any Subsidiary or used or held for use by the Company or any Subsidiary in the Business.
“Company Material Adverse Effect” means a fact, change or effect (an “Effect”) that, individually or in the aggregate, has a material adverse effect on (1) the business, operations, assets, liabilities, results of operations or condition (financial or other) of the Company Group taken as a whole or (2) the ability of the Company to perform its obligations pursuant to this Agreement and the Transaction Documents and to consummate the transactions contemplated by this Agreement and the Transaction Documents in a timely manner, other than any Effect resulting from the following: (i) changes in general economic conditions of the United States or Europe; provided, that such changes do not affect the Company Group in a materially disproportionate adverse manner, (ii) changes in legal, regulatory, political, economic or business conditions (including the commencement, continuation or escalation of a war or material armed hostilities, acts of terrorism, or the occurrence of natural disasters) that generally affect industries in which the Company Group conducts its business; provided, that such changes do not affect the Company Group in a materially disproportionate adverse manner, (iii) changes in accounting principles that generally affect industries in which the Company Group conducts its business; provided, that such changes do not affect the Company Group in a materially disproportionate adverse manner, (iv) the announcement of this Agreement or pendency of the transactions contemplated hereby, (v) the identity of Parent or any of its Affiliates as the acquirer of the Company or (vi) compliance with the terms of, or the taking of any action required or permitted by this Agreement or consented to by Parent or Buyer in accordance with this Agreement.
“Company Patents” means all Patents owned or purported to be owned by the Company or any Subsidiary or used or held for use by the Company or any Subsidiary in the Business.
“Company Shares Pledges” means the pledges granted by the Shareholders of the Company Shares as detailed in Schedule 4.4.
“Company Trade Secrets” means all Trade Secrets owned or purported to be owned by the Company or any Subsidiary or used or held for use by the Company or any Subsidiary in the Business.

“Company Transaction Expenses” means all fees, costs or expenses (in each case, expressed in U.S. Dollars calculated using the Exchange Rate, as applicable) accrued, incurred or paid or payable by the Company Group (whether on behalf of itself, on behalf of any of the Shareholders or on behalf of the Shareholders’ Representative) in connection with the transactions contemplated hereby, including with respect to financial, accounting, tax and legal advisors to such Persons, other than the fees, costs and expenses incurred by the Company Group set forth in Schedule 1.1(a).
“Contract” means any contract, commitment, agreement, instrument, arrangement, understanding, obligation, undertaking, permit, concession, franchise, license, whether oral or written (including all amendments thereto).
“Copyrights” means copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above.
“Court” means any court or arbitration tribunal of the United States, any domestic state, any foreign country and any political subdivision or agency thereof.
“Current Assets” means, as of the close of business on the Closing Date, the consolidated accounts receivable (net of all returns reserves), net inventory, prepaid expenses and other current assets, including VAT receivables, rebates from suppliers, advances to suppliers, receivables from social organizations, advances to employees, prepaid expenses and miscellaneous receivables, in each case as determined in accordance with IFRS as consistently applied and on a basis consistent with the Base Balance Sheet. For the avoidance of doubt, “Current Assets” shall not include any (i) Cash and Cash Equivalents, (ii) Prepaid Income Taxes or (iii) fees, costs and expenses set forth in Schedule 1.1(a), solely to the extent actually paid by the Company Group prior to Closing.
“Current Liabilities” means, as of the close of business on the Closing Date, the consolidated accounts payable, deferred revenue and other current liabilities, including customer credit notes and rebates, VAT payables, employee payables (including accrued bonuses and sales incentives), payroll tax liabilities, accrued employee vacation, pension liabilities and miscellaneous liabilities, in each case as determined in accordance with IFRS as consistently applied and on a basis consistent with the Base Balance Sheet. For the avoidance of doubt, “Current Liabilities” shall not include any (i) Indebtedness, (ii) Indebtedness for Borrowed Money, (iii) deferred Tax liabilities of the Company Group, (iv) Company Transaction Expenses that have not been paid on or prior to the Closing Date or (v) Accrued Income Taxes.
“Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata and ambient air and biota living in or on such media.
“Environmental Laws” means all Laws relating to protection of the Environment.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Rate” means, for the purpose of translating an amount denominated in a currency other than U.S. Dollars into U.S. Dollars as of a specified date, the closing mid-point rate for exchanges between the relevant currency and U.S. Dollars on the Business Day for which that rate is so quoted in the Wall Street Journal (U.S. Edition) immediately prior to such specified date.

“Garibaldi Call Option” means the call option agreement dated 28 November 2016 entered into between the Principal Shareholder and Garibaldi Participations (RCS Lyon 451 668 891) pursuant to which Garibaldi Participations has undertaken to sell all the shares it holds in the Company to the Principal Shareholder, a copy of which has been provided to Parent.
“Governmental Authority” means any federal, state, local or foreign government, any governmental, regulatory or administrative authority, agency, bureau or commission or any Court or arbitral body.
“Hazardous Material” means any pollutant, toxic substance, hazardous waste, hazardous materials, hazardous substances, petroleum or petroleum-containing products as defined in, or listed under, any Environmental Law.
“IFRS” means International Financial Reporting Standards established by the International Accounting Standards Board.
“Indebtedness” means, with respect to the Company Group, (a) all obligations of the Company Group for the deferred purchase price of property or services, (b) all obligations of the Company Group evidenced by notes, bonds, debentures or other similar instruments, including any prepayment penalties, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company Group, (d) all obligations of the Company Group as lessee under leases that have been or should be recorded as capital leases in accordance with IFRS, (e) all obligations, contingent or otherwise, of the Company Group under acceptance, letter of credit or similar facilities, (f) all obligations of the Company Group to purchase, redeem, retire, defease or otherwise acquire for value any equity interest or equity securities of the Company Group or any warrants, rights or options to acquire such equity interest or equity securities, (g) all Tax liabilities in excess of amounts accrued as of the Closing Date, (h) all accrued income Tax payable as of the Closing Date, (i) all Indebtedness of other Persons of any type referred to in clauses (a) through and including (h) above and all Indebtedness for Borrowed Money of other Persons, in each case guaranteed directly or indirectly in any manner by the Company Group, and (i) all Indebtedness of any type referred to in clauses (a) through and including (h) above and all Indebtedness for Borrowed Money of other Persons, in each case secured by (or for which the holder of such Indebtedness or Indebtedness for Borrowed Money has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by the Company Group, even though the Company Group has not assumed or become liable for the payment of such Indebtedness or Indebtedness for Borrowed Money.
“Indebtedness for Borrowed Money” means, with respect to the Company Group, all indebtedness of the Company Group, whether or not contingent, for borrowed money, including the items set forth on Schedule 1.1(b)(i).
“Indemnification Escrow Amount” means US$16,000,000.
“Indemnification Escrow Fund” means the Indemnification Escrow Amount together with any interest that may be earned thereon, as held by the Escrow Agent pursuant to the terms of the Escrow Agreement.
“Intellectual Property Assets” means any and all of the following, as they exist throughout the world: (a) Patents, (b) Marks, (c) Copyrights, (d) Trade Secrets, (e) any and all other intellectual property rights and/or proprietary rights relating to any of the foregoing, and (f) goodwill, franchises, licenses, permits, consents, approvals, and claims of infringement and misappropriation against third parties.
“Inventory” means the Company Group’s consolidated inventory used in or related to the Business.
“Knowledge,” “to the Company’s knowledge” and words and phrases of similar import means the actual knowledge, after reasonable inquiry, of any of the individuals identified on Schedule 1.1(c).
“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, legal requirement or rule of law (including common law).
“License In” means licenses, sublicenses or other Contracts under which the Company or any Subsidiary is granted rights by others in Intellectual Property Assets.
“License Out” means licenses, sublicenses or other Contracts under which the Company or any Subsidiary has granted rights to others in Intellectual Property Assets.
“Lien” means, with respect to any asset, any mortgage, lien, license, pledge, charge, security interest, restriction or encumbrance of any kind in respect of such asset.
“Loss Tax Benefit” shall mean the Tax savings or benefits actually realized by a Parent/Buyer Indemnified Party and/or any of their Affiliates (including without limitation any member of the Company Group after the Closing) that is attributable to any deduction, loss, credit, refund or other reduction in Tax resulting from or arising out of such Losses, in each case computed after taking into account all other items of deduction, loss, credit, refund or other reduction in Tax available to such Parent/Buyer Indemnified Party and/or Affiliate thereof with respect to the relevant taxable period.
“Losses” of a Person means, without duplication, any and all actual losses, liabilities, damages, claims, awards, judgments, costs and expenses, interest and penalties (including, without limitation, reasonable attorneys’ fees actually incurred) imposed upon or sustained or incurred by such Person, but excluding profit losses, lost opportunities and punitive damages except to the extent that such damages have been awarded with respect to a Third-Party Claim pursuant to a final non-appealable judicial determination.
“Marks” means rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans and Internet domain names, and registrations and applications for registration of any of the foregoing.
“Operating Countries” means Andorra, Austria, Belgium, Germany, Greece (through Robopolis Greece which does not belong to the Company Group), France, Luxembourg, Monaco, Netherlands, Portugal and Spain.
“Order” means any judgment, order, decision, writ, injunction, ruling or decree of, or any settlement under the jurisdiction of, any Court or Governmental Authority.
“Parent Material Adverse Effect” means any fact, change, event, circumstance, development or effect that (i) is materially adverse to the business, assets, liabilities, condition (financial or otherwise), prospects or results of operations of Parent and Buyer, taken as a whole, or (ii) would materially impair or significantly delay the ability of Parent or Buyer to perform its obligations hereunder, including the consummation of the transactions set forth herein.
“Patents” means patents, patent applications of any kind, patent rights, inventions, discoveries and invention disclosures (whether or not patented).
“Person” means an individual, corporation, partnership, company, joint venture, estate, association, trust, unincorporated organization or other entity or group.
“Personal Information” means all information and data concerning an identified or identifiable natural person, including, without limitation, any information specifically defined or identified in any Company Group privacy policy as “personal information,” “personal data”, “personally identifiable information,” or “PII”. Personally Identifiable Information may relate to any individual, including a current, prospective or former customer, employee or vendor of any Person. Personal Information includes information in any form, including paper, electronic and other forms.
“Pre-Closing Taxes” means any and all Taxes of the Company Group attributable to any taxable period (or portion thereof, taking into account any Tax refunds or credits relating to such taxable period or portion thereof) ending on or prior to the Closing Date. For purposes of this definition, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the pre-Closing period shall (a) in the case of any property Taxes and Taxes other than Taxes based upon or related to income, payroll, sales or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (b) in the case of any Tax based upon or related to income, payroll, sales or receipts, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any Tax refunds or credits relating to a taxable period that begins before and ends after the Closing Date shall be allocated on a basis consistent with the allocations made pursuant to the preceding sentence.
“Prepaid Income Taxes” means any estimated income Tax payments made by the Company Group, as reflected in the financial statements of the Company Group as of the Closing Date, for periods for which income Tax returns have not yet been filed.
“Products” means Parent products and the other products (including Lego robots), sold, distributed and/or otherwise made available by the Company Group through its website or otherwise in connection with the Business.
“Purchase Price” means US$141,000,000 in cash, subject, without duplication, to the adjustments contemplated by Section 2.6, plus (i) the Estimated Cash Amount, plus (ii) the fees, costs and expenses set forth in Schedule 1.1(a), solely to the extent actually paid by the Company Group prior to Closing, plus (iii) the Estimated Prepaid Income Taxes, less (iv) Estimated Indebtedness for Borrowed Money Outstanding at the Closing, less (v) Company Transaction Expenses that have not been paid prior to the Closing, less (vi) Change in Control Payments and Bonuses that have not been paid prior to the Closing, less (vii) the Robot-Advance Sale Amount, less (viii) the Estimated Accrued Income Taxes and (ix) if the Estimated Working Capital is greater than the Working Capital Target, plus the difference (on an absolute basis) between the Estimated Working Capital and the Working Capital Target, or if the Estimated Working Capital is less than the Working Capital Target, less the difference (on an absolute basis)

between the Estimated Working Capital and the Working Capital Target. For purposes of calculating the Purchase Price, the Exchange Rate shall be the Exchange Rate on the day of delivery of the Estimated Closing Statement.
“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping or emptying of a Hazardous Material into the Environment.
“Robot-Advance Business” means the activities carried out by the Company Group through the e-commerce website Robot-Advance.com, which is an online store specializing in the sale of robotic products, including toy robots, educational robots, robot mowers and other robots, but excluding the distribution and resale of robot vacuum cleaners Roomba and Braava products of Parent.
“Robot-Advance Sale Amount” means, in the event that the Company Group has completed the sale of the Robot-Advance Business at or prior to the Closing Date, an amount equal to 50% of the consideration received by any member of the Company Group or its Affiliates from such sale (the “Robot-Advance Sale Consideration”) in excess of US$200,000 (or if the Robot-Advance Sale Consideration is expressed in an amount other than U.S. dollars, the equivalent in U.S. dollars using the Exchange Rate in effect on the date of the closing of such transaction).
“SEC” means the United States Securities and Exchange Commission.
“Shareholders’ Representative Reimbursement Amount” means US$1,000,000.
“Subsidiaries” means the subsidiaries of the Company identified on Schedule 3.3 (and each, a “Subsidiary”).
“Tax” or “Taxes” means any U.S. or non-U.S. federal, state, or local income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.
“Tax Returns” means all returns, declarations, reports, claims for refund, information statements and other documents relating to Taxes filed, or required to be filed, with any Governmental Authority, including all schedules and attachments thereto, and including all amendments thereof.
“Trade Secrets” means rights in know-how, trade secrets, confidential or proprietary information, including inventions, discoveries and invention disclosures (whether or not patented or patentable), research in progress, algorithms, data, databases, database schema, designs, processes, formulae, drawings, schematics, source code, scripts, blueprints, flow charts, models, strategies, prototypes, techniques, testing procedures and testing results.
“Transaction Documents” means this Agreement, the Escrow Agreements and such other instruments and agreements required by this Agreement to be executed and delivered hereunder.
“Usage Information” means data collected from an IP address, web beacon, pixel gig, ad tag, cookie, local storage, software, or by any other means, or from a particular computer, Web browser, mobile telephone, or other device or application, where such data is or may be used to identify or contact an individual or device or application, to predict or infer the preferences, interests, or other characteristics of the device or of a user of such device or application, or to target advertisements or other content to a device or application, or to a user of such device or application.
“Working Capital” means (A) the sum of all Current Assets minus (B) the sum of all Current Liabilities.
“Working Capital Escrow Amount” means US$2,358,000.
“Working Capital Escrow Fund” means the Working Capital Escrow Amount together with any interest that may be earned thereon in accordance with the Escrow Agreement.
“Working Capital Target” means the equivalent in U.S. dollars ($) of €31,500,000 in accordance with the Exchange Rate on the day of delivery of the Estimated Closing Statement.
Section 1.2    Definitions. The following terms have the meanings set forth in the Sections set forth opposite such term below:

Term	Section Reference
Accountants	2.6(b)(ii)
Acquisition Transaction	7.4(b)
Affiliated Transaction	3.19
Agreed Claims	9.3(e)
Agreement	Preamble
Applicable Article III Provision	Article III
Audit Accountants	7.11(a)
Base Balance Sheet	3.5(a)(ii)
Buyer	Preamble
Chosen Courts	11.8
Claim Certificate	9.3(a)
Closing	2.3
Closing Accrued Income Taxes	2.6(b)(i)
Closing Balance Sheet	2.6(b)(i)
Closing Cash Amount	2.6(b)(i)
Closing Date	2.3
Closing Indebtedness for Borrowed Money Outstanding at the Closing	2.6(b)(i)
Closing Prepaid Income Taxes	2.6(b)(i)
Company	Preamble
Company Board	3.1(b)
Company Employee Programs	3.9(a)
Company Licenses	3.17
Company Shares	Preamble
Confidential Information	7.12(c)
Confidentiality Agreement	7.1(c)
Consulting Agreement	Preamble

Dispute Notice	2.6(b)(ii)
Employee Program	3.9(f)(i)
Employee Waivers Escrow Agent	Preamble Preamble
Escrow Agreement	Preamble
Escrow Agreements	2.1(a)(iv)
Estimated Accrued Income Taxes	2.6(a)(i)
Estimated Cash Amount	2.6(a)(i)
Estimated Closing Amount	2.6(b)(iii)
Estimated Closing Balance Sheet	2.6(a)(i)
Estimated Closing Statement	2.6(a)(i)
Estimated Indebtedness for Borrowed Money Outstanding at the Closing	2.6(a)(i)
Estimated Prepaid Income Taxes	2.6(a)(i)
Estimated Working Capital	2.6(a)(i)
Export Approvals	3.28
Final Closing Amount	2.6(b)(iii)
Final Closing Amount Shortfall	2.6(b)(iii)
Final Closing Statement	2.6(b)(ii)
Financial Statements	3.5(a)
Fundamental Representations	9.1
Garibaldi Buy-Back	7.14
Historical Financial Information	7.11(a)
Indemnification Cut-Off Date	9.1
Indemnity Claim	9.6(a)
Initial Closing Statement	2.6(b)(i)
Leased Real Property	3.10(b)
Leases	3.10(b)
Major Customers	3.12(a)(xviii)
Major Suppliers	3.12(a)(xix)
Malware	3.13(b)(xii)
Material Contracts	3.12(a)
Non-Compete	7.12(a)
Non-Compete Period	7.12(a)
Owned Real Property	3.10(a)
Parent	Preamble
Parent/Buyer Indemnified Party	9.2(a)
Payoff Instructions	2.5
Pre-Closing Adverse Change	7.6(a)
Pre-Closing Period	6.1
Principal Shareholder	Preamble

Privacy Laws and Requirements Private Information Pro Forma Financial Information	3.29(a) 3.29(a) 7.11(b)
Regional Managers	Preamble
Required Financial Information	7.11(b)
Schedules	Article III
Shareholders	Preamble
Shareholders’ Representative	Preamble
Shareholders’ Representative Escrow Agreement	2.1(a)(iv)
Tax Claim	7.5(c)
Tax, Employee and Benefit Representations	9.1
Third-Party Claim	9.3(a)
Third Party IP Assets	3.13(b)(iv)
Threshold	9.2(b)(i)
Trade Laws	3.28
Transfer Taxes	2.4
Working Capital Claim	9.7(a)

ARTICLE II    - SALE OF STOCK AND PURCHASE PRICE
Section 2.1    Purchase Price.
(a)    In exchange for the Company Shares being sold pursuant to Section 2.2, Buyer shall pay to the Shareholders an aggregate amount in cash equal to the Purchase Price, which amount shall be payable as follows:
(i)    The Buyer shall pay to each Shareholder, by wire transfer of immediately available cleared funds to such accounts as may be designated by such Shareholder (at least three Business Days prior to Closing), such Shareholder’s respective portion of the Closing Date Purchase Price, without any interest thereon, as set forth opposite such Shareholder’s name on Schedule A hereto under the heading “Closing Consideration”. Buyer shall initiate all irrevocable wire transfers and other payments on the Closing Date and shall provide reasonably satisfactory evidence to the Shareholders’ Representative that such wires and payments have been irrevocably initiated.
(ii)    The Indemnification Escrow Amount shall be payable by Buyer to the Escrow Agent, and the Indemnification Escrow Amount plus any interest accrued thereon shall be held by the Escrow Agent under the terms of the Escrow Agreement in a separate account for purposes of the payment to Buyer in satisfaction of any indemnification or other claims of any Parent/Buyer Indemnified Party required by Article IX, if any such payment is required under the terms of this Agreement.
(iii)    The Working Capital Escrow Amount shall be payable by Buyer to the Escrow Agent, and the Working Capital Escrow Amount plus any interest accrued thereon shall be held by the Escrow Agent under the terms of the Escrow Agreement in a separate account for purposes of the payment to (A) Buyer of the Final Closing Amount Shortfall or (B) the Principal Shareholder if the Final Closing Amount is greater than the Estimated Closing Amount, in each case if any payment is required by Section 2.6(b)(iii) hereof.
(iv)    The Shareholders’ Representative Reimbursement Amount shall be payable by Buyer to an escrow agent, and the Shareholders’ Representative Reimbursement Amount plus any interest accrued thereon shall be held by the said escrow agent under the terms of an escrow agreement (the “Shareholders’ Representative Escrow Agreement” and together with the Escrow Agreement, the “Escrow Agreements”) to be entered into by the Shareholders and the Shareholders’ Representative on the Closing Date for purposes of carrying out its duties as set forth in Section 9.6 hereof.
(b)    Notwithstanding anything to the contrary contained herein, Buyer and the Company shall be entitled to deduct and withhold from any amount otherwise payable hereunder to each Shareholder, such amounts as may be required by applicable Law to be deducted and withheld with respect to the making of such payment under any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld or deducted by Buyer or the Company hereunder, such amounts withheld or deducted shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares in respect of which such withholding or deduction was made.
Section 2.2    Transfer of Company Shares. At the Closing, each Shareholder shall deliver or cause to be delivered to Buyer the duly signed transfer orders of such Shareholder’s Company Shares for the purpose of article R228-10 of the French Commercial Code and the up-to-date security transfer register (“registre des mouvements de titres”) with the shareholders accounts (“comptes individuels d'associés”) of the Company evidencing full transfer to the Buyer effective as at Closing of all such Company Shares, in exchange for such Shareholder’s respective portion of the Closing Date Purchase Price, payable in accordance with Section 2.1 to effect a valid transfer of such Company Shares by the Shareholder, free and clear of any and all Liens. Subject to the effective payment of the Closing Date Purchase Price, each Shareholder by execution of this Agreement hereby appoints each of Parent and Buyer as such Shareholder’s attorney-in-fact to effectuate transfer of the Company Shares at the Closing.
Section 2.3    Closing. The closing of the transactions set forth herein (the “Closing”) shall occur as promptly as practicable (but in no event later than the third Business Day) after all of the conditions set forth in Article VIII shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same (other than those that by their terms are to be satisfied or waived at the Closing), and, subject to the foregoing, shall take place at such time and on a date to be specified by the parties (the “Closing Date”); provided, however, that the parties agree to employ reasonable best efforts to effect the Closing on October 2, 2017 (it being understood and agreed that no party shall be required to waive any condition set forth in Article VIII or otherwise incur any liability if Closing does not occur on or prior to such date). The Closing shall take place via the exchange of documents and signatures in portable document file (PDF) format, delivery of a written document evidencing the irrevocable payment of the Closing Date Purchase Price and delivery of the original of the up-to-date security transfer register (“registre des mouvements de titres”) with the shareholders accounts (“comptes individuels d'associés”).

Section 2.4    Tax Matters. Any transfer Taxes, fees and duties under applicable Law incurred in connection with the sale and transfer of the Company Shares under this Agreement (including the French stamp duty (droit d’enregistrement) to be paid to the French Tax authority pursuant to article 726 of the French Tax Code) (collectively, “Transfer Taxes”) will be borne and paid by Buyer.
Section 2.5    Payments for Company Transaction Expenses. With respect to any Company Transaction Expenses that remain unpaid on the Closing Date or that will remain unpaid after the Closing, the Company shall submit to Parent reasonably satisfactory documentation setting forth the amounts of all such unpaid Company Transaction Expenses (including the identity of each recipient, euro and dollar amounts, wire instructions and any other information necessary for Parent to effect the final payment in full thereof) and indicating that upon receipt of such amounts that all such Company Transaction Expenses shall have been paid in full (the “Payoff Instructions”). The Company hereby agrees that Parent and Buyer shall not be responsible or liable to pay any Company Transaction Expenses that are not identified in the Payoff Instructions.
Section 2.6    Purchase Price Adjustment.
(a)    Preparation of Estimates.
(i)    The Company shall prepare in good faith and, at least two (2) days prior to the Closing Date, deliver to Parent a certificate, signed by the President of the Company (the “Estimated Closing Statement”), setting forth (A) an estimated consolidated balance sheet of the Company Group, as of the close of business on the Closing Date, without giving effect to the transactions contemplated by this Agreement, reflecting thereon the Company’s best estimate of all consolidated balance sheet items of the Company Group (the “Estimated Closing Balance Sheet”), (B) the Working Capital as of the close of business on the Closing Date based on the Estimated Closing Balance Sheet (“Estimated Working Capital”), (C) the Cash and Cash Equivalents of the Company Group immediately prior to the Closing based on the Estimated Closing Balance Sheet (“Estimated Cash Amount”), (D) the estimated amount of Indebtedness for Borrowed Money outstanding as of the close of business on the Closing Date (the “Estimated Indebtedness for Borrowed Money Outstanding at the Closing”), (E) the estimated amount of Prepaid Income Taxes (the “Estimated Prepaid Income Taxes”), and (F) the estimated amount of Accrued Income Taxes (the “Estimated Accrued Income Taxes”), in each case, along with reasonable supporting detail to evidence the calculation of such amount and calculated using the Exchange Rate in effect on the date of delivery of the Estimated Closing Statement. The Estimated Closing Balance Sheet shall be prepared in accordance with IFRS, consistently applied (except no footnotes shall be required), and using the same IFRS accounting principles, practices, methodologies and policies that were used to prepare the Financial Statements. An illustrative example of the calculation of Estimated Working Capital is set forth in Schedule 2.6(a)(i).
(ii)    Following receipt of the Estimated Closing Statement, the Company shall permit Parent and its representatives at all reasonable times and upon reasonable notice to review the Company Group’s working papers relating to the Estimated Closing Statement as well as all of the Company Group’s accounting books and records relating to the determination of the items contained therein, and the Company shall make reasonably available its representatives responsible for the preparation of the Estimated Closing Statement in order to respond to the reasonable inquiries of Parent. Prior to Closing, the parties shall discuss in good faith the computation of any of the items on the Estimated Closing Statement.
(b)    Preparation of Final Closing Statement.
(i)    As promptly as practicable, but no later than ninety (90) days after the Closing Date, Parent shall prepare and deliver to the Principal Shareholder a statement (the “Initial Closing Statement”) setting forth (A) a consolidated balance sheet of the Company Group as of the close of business on the Closing Date, without giving effect to the transactions contemplated by this Agreement, reflecting thereon Parent’s best estimate of the same consolidated balance sheet items of the Company Group (and using the same IFRS accounting principles, practices, methodologies and policies that were used to prepare the Financial Statements) as included on the Estimated Closing Balance Sheet but adjusted to take into account the final balances as of the close of business on the Closing Date (the “Closing Balance Sheet”), (B) the Working Capital as of the close of business on the Closing Date based on the Closing Balance Sheet, (C) the Cash and Cash Equivalents of the Company Group immediately prior to the Closing based on the Closing Balance Sheet (the “Closing Cash Amount”), (D) the amount of Indebtedness for Borrowed Money outstanding as of the close of business on the Closing Date (the “Closing Indebtedness for Borrowed Money Outstanding at the Closing”), (E) the amount of Prepaid Income Taxes (the “Closing Prepaid Income Taxes”) and (F) the amount of Accrued Income Taxes (the “Closing Accrued Income Taxes”) in each case, along with reasonable supporting detail to evidence the calculation of such amount, and calculated using the Exchange Rate in effect on the Closing Date.
(ii)    If the Principal Shareholder disagrees with the Initial Closing Statement, the Principal Shareholder may, within thirty (30) days after receipt thereof, notify Parent in writing (the “Dispute Notice”), which Dispute Notice shall provide reasonable detail of the nature of each disputed item on the Initial Closing Statement, including all supporting documentation thereto, and the Principal Shareholder shall be deemed to have agreed with all other items and amounts contained in the Initial Closing Statement delivered pursuant to this Section 2.6(b). Parent and the Principal Shareholder shall first use commercially reasonable efforts to resolve such dispute between themselves and, if Parent and the Principal Shareholder are able to resolve such dispute, the Initial Closing Statement shall be revised to the extent necessary to reflect such resolution, shall be deemed the “Final Closing Statement” and shall be conclusive and binding upon the Principal Shareholder, Parent and Buyer and shall not be subject to dispute or review. If Parent and the Principal Shareholder are unable to resolve the dispute within fifteen (15) days after receipt by Parent of the Dispute Notice, either Parent and/or the Principal Shareholder shall submit the dispute to EY – Ernst & Young (Paris Office) (the “Accountants”). The Accountants shall act as experts and not arbiters and shall determine only those items that remain in dispute on the Initial Closing Statement. Promptly, but no later than thirty (30) days after engagement, the Accountants shall deliver a written report to Parent and the Principal Shareholder as to the resolution of the disputed items. The Initial Closing Statement as determined by the Accountants shall be deemed the “Final Closing Statement,” shall be conclusive and binding upon the Principal Shareholder, Parent and Buyer and shall not be subject to dispute or review. The fees and expenses of the Accountants in connection with the resolution of disputes pursuant to this Section 2.6(b) shall be paid by (A) the Principal Shareholder, if Parent’s calculation of the portion of the items in dispute is closer to the Accountants’ determination than the Principal Shareholder’s calculation thereof, (B) by Parent, if the reverse is true or (C) except as provided in clauses (A) or (B) above, equally by the Principal Shareholder and Parent. Parent and the Principal Shareholder agree that they will, and agree to cause their respective representatives and independent accountants to, cooperate and assist in the preparation of the Initial Closing Statement and in the conduct of the audits and reviews referred to in this Section 2.6(b), including, without limitation, the making available to the extent necessary of books, records, work papers and personnel. Unless the Principal Shareholder delivers the Dispute Notice within thirty (30) days after receipt of the Initial Closing Statement, such Initial Closing Statement shall be deemed the “Final Closing Statement,” shall be binding upon the Principal Shareholder, Parent and Buyer and shall not be subject to dispute or review.
(iii)    The Purchase Price shall be adjusted, dollar for dollar, up or down, as appropriate, to the extent that (A) the Working Capital set forth on the Final Closing Statement, plus the Closing Cash Amount set forth on the Final Closing Statement, minus the Closing Indebtedness for Borrowed Money Outstanding at the Closing set forth on the Final Closing Statement, plus the Closing Prepaid Income Taxes set forth on the Final Closing Statement, minus the Closing Accrued Income Taxes set forth on the Final Closing Statement (collectively, the “Final Closing Amount”) is greater than or less than (B) the Estimated Working Capital, plus the Estimated Cash Amount, minus the Estimated Indebtedness for Borrowed Money Outstanding at the Closing, plus the Estimated Prepaid Income Taxes, minus the Estimated Accrued Income Taxes (collectively, the “Estimated Closing Amount”), as applicable. Within five (5) Business Days following determination of the Final Closing Amount, if the Final Closing Amount is less than the Estimated Closing Amount, Buyer and the Principal Shareholder shall jointly direct the Escrow Agent to pay to Buyer from the Working Capital Escrow Fund an amount equal to the difference between such amounts (the “Final Closing Amount Shortfall”). In the event that the Final Closing Amount Shortfall exceeds the Working Capital Escrow Amount, the Principal Shareholder shall pay to Buyer an amount equal to such difference within five (5) Business Days following determination of the Final Closing Amount. Shall the Principal Shareholder fail to make such payment, Buyer and the Shareholders’ Representative shall jointly direct the Escrow Agent to pay to Buyer from the Indemnification Escrow Fund an amount equal to such difference within five (5) Business Days following determination of the Final Closing Amount. In the event that the Working Capital Escrow Amount exceeds the Final Closing Amount Shortfall, Buyer and the Principal Shareholder shall jointly direct the Escrow Agent to deliver to the

Principal Shareholder (as part of the Purchase Price owed to the Principal Shareholder) from the Working Capital Escrow Fund an amount equal to such difference. Within five (5) Business Days following determination of the Final Closing Amount in accordance with this Section 2.6(b)(iii), if the Final Closing Amount is greater than the Estimated Closing Amount, (A) Buyer shall deliver to the Principal Shareholder (as part of the Purchase Price owed to the Principal Shareholder) an amount equal to the Final Closing Amount minus the Estimated Closing Amount and (B) Buyer and the Principal Shareholder shall jointly direct the Escrow Agent to deliver to the Principal Shareholder (as part of the Purchase Price owed to the Principal Shareholder) all amounts in the Working Capital Escrow Fund. Any payments made pursuant to this Section 2.6(b)(iii) shall be made in U.S. dollars at the Exchange Rate in effect on the Closing Date.
ARTICLE III    - REPRESENTATIONS AND WARRANTIES
OF THE COMPANY AND THE SHAREHOLDERS
Subject to such exceptions as are disclosed in the disclosure schedule dated as of the date of this Agreement and delivered herewith by the Company and the Shareholders to Parent and Buyer (the “Schedules”) corresponding to the applicable section and subsection or clause of this Article III (the “Applicable Article III Provision”) (or disclosed in any other section, subsection or clause of the Agreement (including the Schedules); provided, that it is readily apparent on its face, upon a reading of the disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that such disclosure is responsive to the Applicable Article III Provision), each of the Company and the Shareholders, hereby represents and warrants to each of Parent and Buyer as of the date hereof and as of the Closing (or, if made as of a specified date, as of such date) as follows:
Section 3.1    Existence; Good Standing; Authority.
(a)    Each member of the Company Group is duly organized, validly existing and, to the extent such concept applies in the applicable jurisdiction, in good standing under the Laws of its jurisdiction of incorporation or formation. Each member of the Company Group has all requisite power and authority to own, operate and/or lease its properties and carry on its business in all material respects as currently conducted. No member of the Company Group has been dissolved, and none is in the process of being dissolved by any corporate resolutions or other action by its directors (or members of similar governing bodies) or equity holders, any Governmental Authority, or by the occurrence of any event or otherwise. As of the date of this Agreement, each member of the Company Group is in good standing and is duly licensed or qualified to do business as a foreign corporation in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such licensure or qualification necessary except where failure to qualify would not be reasonably likely to have, individually, or in the aggregate, a Company Material Adverse Effect. The copies of the bylaws and of the certificates of incorporation or equivalent organizational documents of each member of the Company Group, each as in effect as of the date hereof and made available to Parent’s and Buyer’s counsel, are complete and correct, and except as set forth in Schedule 3.1(a), no amendments thereto are pending.
(b)    The Company has the requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to consummate the transactions and perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the

Transaction Documents to which the Company is a party, the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company (the “Company Board”), as applicable. No other corporate proceedings on the part of the Company are necessary to approve and authorize the execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by each of Parent, Buyer, the Shareholders and the Shareholders’ Representative, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.
Section 3.2    Capitalization.
(a)    The authorized capital stock of the Company consists of the capital shares set forth on Schedule 3.2(a), which are all issued and outstanding and owned by the Shareholders as set forth on Schedule 3.2(a).
(b)    Except as set forth in Schedule 3.2(b), none of the outstanding Company Shares are subject to, nor were they issued in violation of, any purchase option, call option, right of first refusal, first offer, co-sale or participation, preemptive right, subscription right or any similar right. Except as set forth in Section 3.2(a), no shares of voting or non‑voting capital stock, other equity interests or other voting securities of the Company are issued, reserved for issuance or outstanding. All outstanding Company Shares are validly issued, fully paid and nonassessable. Except for the Company Shares, there are no bonds, debentures, notes, other Indebtedness or any other securities of the Company with voting rights on any matters on which shareholders may vote. As of the date of this Agreement, no dividends are declared and unpaid.
(c)    There are no outstanding securities, options, warrants, calls, rights, convertible or exchangeable securities or Contracts or obligations of any kind (contingent or otherwise) to which the Company is a party or by which it is bound obligating the Company, directly or indirectly, to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, Contract or obligation. Except as set forth in Schedule 3.2(c), there are no outstanding obligations of the Company (contingent or otherwise) to repurchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock (or options or warrants to acquire any such shares) of the Company. There are no stock-appreciation rights, stock-based performance units, “phantom” stock rights or other contractual equivalents thereto. Except as set forth in Schedule 3.2(c), there are no voting trusts, proxies or other Contracts of any character to which the Company is or any of the Shareholders is, jointly or severally a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or similar interests of the Company.
Section 3.3    Subsidiaries.
(a)    Schedule 3.3 sets forth the number of securities of each Subsidiary, all of which are (i) issued and outstanding, (ii) fully owned by the Company and (ii) free and clear of any Liens. Except for the Subsidiaries, there are no corporations, partnerships, joint ventures, associations or other entities in which the Company owns, of record or beneficially, any other direct or indirect equity or other interest or right (contingent or otherwise) to acquire any of the same. No member of the Company Group is a member of any partnership nor is a participant in any joint venture or similar arrangement.
(b)    None of the outstanding securities of any Subsidiary are subject to, nor were they issued in violation of, any purchase option, call option, right of first refusal, first offer, co-sale or participation, preemptive right, subscription right or any similar right. Except as set forth in Section 3.3(a), no shares of voting or non‑voting capital stock, other equity interests or other voting securities of any Subsidiary are issued, reserved for issuance or outstanding. All outstanding securities of each Subsidiary are validly issued, fully paid and nonassessable. Except for the securities listed on Schedule 3.3, there are no bonds, debentures, notes, other Indebtedness or any other securities of any Subsidiary with voting rights. As of the date of this Agreement, no dividends are declared and unpaid with respect to any Subsidiary.
(c)    There are no outstanding securities, options, warrants, calls, rights, convertible or exchangeable securities or Contracts or obligations of any kind (contingent or otherwise) to which any Subsidiary is a party or by which it is bound obligating such Subsidiary, directly or indirectly, to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of such Subsidiary or obligating such Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, Contract or obligation. There are no outstanding obligations of any Subsidiary (contingent or otherwise) to repurchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock (or options or warrants to acquire any such shares) of such Subsidiary. There are no stock-appreciation rights, stock-based performance units, “phantom” stock rights or any other contractual equivalents thereto. There are no voting trusts, proxies or other Contracts of any character to which any Subsidiary is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or similar interests of such Subsidiary.
Section 3.4    No Conflict; Consents. Except as set forth on Schedule 3.4, the execution and delivery of this Agreement by the Company, and the consummation by the Company of the transactions in accordance with the terms hereof, do not (i) violate, conflict with or result in the payment or any penalty or in a default (whether after the giving of notice, lapse of time or both) under, or give rise to a right of termination of, any Contract, to which a member of the Company Group is a party or by which a member of the Company Group or any of its assets is bound, except for any such conflicts, violations, defaults and terminations that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) conflict with, or result in, any violation of any provision of the Bylaws or other organizational documents of a member of the Company Group, (iii) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) in each case, in any material respect (material being understood as resulting in the Company Group becoming liable for a payment of a minimum of $25,000 for any matter or series of related matters in the aggregate), under, any provision of any Law, regulation or rule, or any order of, or any restriction imposed by, any court or other governmental agency applicable to a member of the Company Group, (iv) require a consent, approval, or waiver from, or notice to, any party to a Material Contract, or (v) require from the Company Group any notice to, declaration or filing with, or consent or approval of, any Governmental Authority.

Section 3.5    Financial Statements.
(a)    The Company has made available to Parent and Buyer true and complete copies of the following financial statements, including any related footnotes, copies of which are attached hereto as Schedule 3.5 (collectively, the “Financial Statements”):
(i)    Audited consolidated accounts of the Company Group for the year ended December 31, 2016 and audited accounts of the Company and each Subsidiary for the year ended December 31, 2016, in each case as set forth on Schedule 3.5(a)(i); and
(ii)    Unaudited consolidated accounts of the Company Group for the three months ended March 31, 2017, which shall include a consolidated balance sheet as of March 31, 2017 (the “Base Balance Sheet”); provided, however, that the Base Balance Sheet is subject to normal year-end adjustments and does not contain footnotes.
(b)    The Financial Statements (including all notes thereto) (i) present a true and fair representation (image sincère et fidèle) of the financial position, assets and liabilities and results of operations of the Company Group (or the applicable Subsidiary, as the case may be) as of the dates and for the periods indicated therein and have been prepared in accordance with IFRS consistently applied throughout the periods indicated and consistent with each other, (ii) present fairly and accurately the consolidated financial condition, balance sheet, statements of operations, shareholders’ equity and cash flows of the Company Group (or the applicable Subsidiary, as the case may be) as of the dates and for the periods indicated therein and (iii) are consistent with the books and records of the Company or the applicable Subsidiary (which, in turn, are accurate and complete in all material respects). Since December 31, 2016, there has been no event, occurrence, change, effect or condition of any character that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.
(c)    The Company Group maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal control over financial reporting sufficient to provide reasonable assurance (i) that transactions are executed and access to assets is permitted only in accordance with management’s general or specific authorization; (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS, consistently applied, and to maintain asset accountability; (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company Group’s assets; (iv) the recorded accountability for Company Group assets is compared with the existing Company Group assets at reasonable intervals and appropriate action is taken with respect to any difference and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. There have been no instances of fraud by the Company Group, any officer or director of the Company Group, or any other Person involved in the preparation of the Financial Statements, whether or not material, that occurred during any period covered by the Financial Statements. None of the Company Group nor any director or officer, nor, to the knowledge of the Company, any employee, accountant or auditor of the Company Group, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices and procedures of the Company Group or its respective internal accounting controls.

(d)    The relevant auditors have issued unqualified audit reports in respect of each of the audited Financial Statements. The Company Group has not withheld any information from the auditors, which, if disclosed, would have caused the auditors to qualify their audit report or to refuse to issue their report with respect to any of the audited Financial Statements. No auditor to the Company or any Subsidiary has ever declined or indicated its inability to issue an opinion with respect to any financial statements of the Company or any Subsidiary.
(e)    The Company is not a party to, nor has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand or any off balance sheet arrangements, where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company Group’s financial statements.
(f)    Except as set forth on Schedule 3.5(f) and for Indebtedness and Indebtedness for Borrowed Money, as reflected in the Financial Statements, no member of the Company Group has any Indebtedness (other than any such Indebtedness incurred in the ordinary course of business between the date hereof and the Closing Date) or and Indebtedness for Borrowed Money outstanding as of the date hereof. No member of the Company Group is in default with respect to any outstanding Indebtedness for Borrowed Money or any instrument relating thereto, nor is there any event which, with the passage of time or giving of notice, or both, would result in a default, and no such Indebtedness for Borrowed Money or any instrument or agreement relating thereto purports to limit the issuance of any securities by the Company or the operation of the Business. Complete and correct copies of all instruments (including all amendments, supplements, waivers and consents) relating to any Indebtedness or Indebtedness for Borrowed Money of the Company or any of its Subsidiaries have been furnished to Parent and Buyer.
Section 3.6    Absence of Certain Changes. Except as set forth on Schedule 3.6, from the date of the Base Balance Sheet to the date of this Agreement, there has not been (a) any change in the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company Group, except such changes that have not had or would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (b) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, capital stock or property) in respect of, any of the Company’s capital stock or any purchase, redemption or other acquisition of any of the Company’s capital stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such capital stock or other securities, (c) otherwise than in the ordinary course of business and consistent with past practice any split, combination or reclassification of any of the Company’s capital stock or any issuance or the authorization of any other securities in respect of, in lieu of or in substitution for capital stock or other securities of the Company, (d) otherwise than in the ordinary course of business and consistent with past practice, any granting by the Company of (i) any loan or increase in compensation, perquisites or benefits or any bonus or award or (ii) any payment by the Company of any bonus, in each case to any current or former member of the Company Board, officer, employee, contractor or consultant of the Company, (e) any granting by the Company to any current or former member of the Company Board, officer, employee, contractor or consultant of the Company of any increase in severance, termination, change in control or similar compensation or benefits, (f) any entry by the Company into any amendment of or modification to or agreement to amend or modify (or announcement of an intention to amend or modify) or termination of (i) any employment, deferred compensation, severance, change in control, termination, employee benefit, loan, indemnification, retention, equity repurchase, equity option, consulting or similar agreement, commitment or obligation between the Company, on the one hand, and any current or former member of the Company Board or any current or former officer, employee, contractor or consultant of the Company, on the other hand, (ii) any agreement between the Company, on the one hand, and any current or former member of the Company Board or any current or former officer, employee, contractor or consultant of the Company, on the other hand, the benefits of which are contingent, or the terms of which are altered, upon the occurrence of transactions involving the Company of the nature contemplated by this Agreement or (iii) any trust or insurance contract or other agreement to fund or otherwise secure payment of any compensation or benefit to be provided to any current or former member of the Company Board or any current or former officer, employee, contractor or consultant of the Company, (g) any granting by the Company of any awards or rights under any equity plan, (h) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate could reasonably be expected to have a Company Material Adverse Effect, (i) any change in financial or tax accounting methods, principles or practices by the Company, except insofar as may have been required by a change in IFRS or applicable Law, (j) any Tax election that individually or in the aggregate could reasonably be expected to have a Company Material Adverse Effect or any Tax attributes of the Company or any settlement or compromise of any income Tax liability, (k) any revaluation by the Company of any of its assets otherwise than in the ordinary course of business and consistent with past practice, (l) any licensing or other agreement with regard to the acquisition or disposition of any Company Intellectual Property Assets or rights thereto otherwise than in the ordinary course of business and consistent with past practice, (m) any amendment to the organizational documents of the Company or any of the Subsidiaries otherwise than in the ordinary course of business and consistent with past practice or (n) any other event or condition of any character that, either individually or cumulatively, has had or could reasonably be expected to have a Company Material Adverse Effect.
Section 3.7    Litigation. Except as set forth on Schedule 3.7, there is, and since June 1, 2014, there has been, no litigation, action, suit, proceeding, claim, arbitration or investigation pending or, to the Company’s knowledge, threatened against the Company or any of the Subsidiaries, any of the Company’s or any of the Subsidiaries’ properties or any of their respective employees in their capacity as such. Except as set forth on Schedule 3.7, no Governmental Authority has at any time in writing challenged or questioned the legal right of the Company or any of the Subsidiaries to conduct its operations as presently or previously conducted, and none of the Company, the Subsidiaries or their respective properties is subject to any outstanding writ, order, judgment, injunction or decree of any Governmental Authority. There is no action by the Company or any of its Subsidiaries currently pending or that the Company or any Subsidiary intends to initiate.
Section 3.8    Taxes.
(a)    Each member of the Company Group has duly and timely filed all Tax Returns required to be filed by such member. All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws and regulations. All Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid when due. No member of the Company Group is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been received by the Company Group in writing from any Governmental Authority in a jurisdiction where any member of the Company Group does not file Tax Returns that such member is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of any member of the Company Group.
(b)    Since January 1, 2011 and except as set forth on Schedule 3.8(b), each member of the Company Group has, within the time and manner prescribed by Law, withheld and paid all Taxes and social insurance premiums required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.
(c)    No federal, state, local, or foreign tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to any member of the Company Group. No member of the Company Group has received from any Tax authority (including jurisdictions where such member has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Tax authority against such member. Schedule 3.8 lists all federal, state, and local income Tax Returns and other material Tax Returns filed with respect to the Company Group since January 1, 2014, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to Parent and Buyer correct and complete copies of all national or U.S. federal and material state and local income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by each member of the Company Group in connection with any taxable periods ending on or after January 1, 2014.
(d)    No member of the Company Group has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(e)    The unpaid Taxes of the Company Group did not, as of the date of the Base Balance Sheet, exceed the reserve for actual Taxes (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as shown on the Base Balance Sheet, and will not exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with the reasonable past custom and practices of the Company Group in filing Tax Returns. No member of the Company Group will incur any liability for Taxes from the date of the Base Balance Sheet through the Closing Date other than in the ordinary course of business and consistent with reasonable past practices.
(f)    No member of the Company Group will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:
(i)    change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)    installment sale or open transaction disposition made on or prior to the Closing Date;
(iii)    prepaid amount received on or prior to the Closing Date; or
(iv)    any similar election, action, or agreement that would have the effect of deferring any liability for Taxes of the Company or any of its Subsidiaries from any period ending on or before the Closing Date to any period ending after such date.
(g)    No member of the Company Group is a party to or a member of any joint venture, partnership, limited liability company, trust or other arrangement or contract which could be treated as a partnership for Tax purposes.
(h)    Each member of the Company Group uses the accrual method of accounting for Tax purposes.
(i)    Each member of the Company Group has at all times complied with its obligations in terms of custody of documents as provided by applicable Laws and is in the position to justify the assessment and payment of any Taxes or any right or advantage relating to Taxes.
(j)    No member of the Company Group acts, nor has ever never acted as, representative of another Person (other than another member of the Company Group) for Tax purposes.
(k)    All transactions executed by each members of the Company Group with another member of the Company Group have been carried out on arm’s length terms and in the ordinary course of the Company Group’s business.
Section 3.9    Employee Benefit Plans.
(a)    Schedule 3.9 sets forth a true, complete and correct list of every Employee Program that is maintained by the Company Group or with respect to which the Company Group has or may have any liability (the “Company Employee Programs”).
(b)    (i) Each Company Employee Program is, and has been operated in material compliance with applicable Laws and regulations and is and has been administered in all material respects in accordance with applicable Laws and regulations and with its terms. (ii) No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of the Company, threatened with respect to any Company Employee Program or any fiduciary or service provider thereof, and, to the knowledge of the Company, there is no reasonable basis for any such litigation or proceeding. (iii) All payments and/or contributions required to have been made with respect to all Company Employee Programs either have been made or have been accrued in accordance with the terms of the applicable Company Employee Program and applicable Law.
(c)    None of the Company Employee Programs provides health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by applicable Law), and the Company has never promised to provide such post-termination benefits.

(d)    (i) Each Company Employee Program may be amended, terminated, or otherwise modified by the Company Group to the greatest extent permitted by applicable Law, including the elimination of any and all future benefit accruals thereunder, and no employee communications or provision of any Company Employee Program has failed to effectively reserve the right of the Company Group to so amend, terminate or otherwise modify such Company Employee Program. (ii) No member of the Company Group has announced its intention to modify or terminate any Company Employee Program or adopt any arrangement or program which, once established, would come within the definition of a Company Employee Program. (iii) Each asset held under each Company Employee Program may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability.
(e)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any shareholder, employee, officer, director or other service provider of any member of the Company Group; (ii) limit the right of any member of the Company Group to amend, merge, terminate or receive a reversion of assets from any Company Employee Program or related trust; or (iii) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any shareholder, employee, director or consultant of any member of the Company Group.
(f)    For purposes of this section:
(i)    “Employee Program” means (A) an employee benefit plan; (B) stock option plans, stock purchase plans, bonus or incentive award plans, severance pay plans, programs, agreements or arrangements, deferred compensation arrangements or agreements, employment agreements, executive compensation plans, programs, agreements or arrangements, change in control plans, programs, agreements or arrangements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements, not described in (A) above; and (C) plans or arrangements providing compensation to employee and non-employee directors. In the case of a Company Employee Program funded through a trust, or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.
(ii)    An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers any current or former employee, officer or director of such entity (or their spouses, dependents, or beneficiaries).
Section 3.10    Real and Personal Property.
(a)    Schedule 3.10(a) sets forth a list of (i) all real property owned by the Company and the Subsidiaries (the “Owned Real Property”), (ii) any buildings, improvements and fixtures thereon, (iii) all leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Owned Real Property, and (iv) any leases, subleases, licenses or other occupancy agreements, management contracts, or other agreements affecting the use, occupation, and management of the Owned Real Property. The Company or one of its Subsidiaries has good, record and marketable title to all of the Owned Real Property free and clear of any Liens (except for such nonmaterial properties and assets as are no longer used or useful in the conduct of their Businesses and except for minor defects in title, easements, permits, restrictive covenants and any similar encumbrances that individually or in the aggregate could not reasonably be expected to materially affect the ability of the Company Group to use such property or assets in the conduct of the businesses currently conducted thereat). None of the Owned Real Property is subject to any first refusal, purchase option, right to purchase or other similar right. To the knowledge of the Company, all improvements located on the Owned Real Property have received all necessary approvals of Governmental Authorities (including licenses and permits) required in connection with the use thereof. There are no judicial or administrative actions or proceedings pending or, to the Company’s knowledge, threatened in writing under any condemnation, environmental, zoning, eminent domain, land-use or other Law applicable to the Owned Real Property which, if adversely decided, would interfere with the present use in the Business of the Owned Real Property. No member of the Company Group has received any written notice from any Governmental Authority of any violation of any Law applicable to the Owned Real Property. There are no outstanding unpaid assessment notices against any of the Owned Real Property.
(b)    Schedule 3.10(b) sets forth a list of all real property leased by the Company and the Subsidiaries (the “Leased Real Property”). True and complete copies of all leases relating to Leased Real Property identified on Schedule 3.10(b) (the “Leases”) have been made available to Parent and Buyer. With respect to each Lease listed on Schedule 3.10(b):
(i)    each member of the Company Group has a valid and enforceable leasehold interest to the leasehold estate in the Leased Real Property granted to such member pursuant to each pertinent Lease, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity;
(ii)    each of said Leases has been duly authorized and executed by such member of the Company Group and is in full force and effect and none of the Leases has been modified in any material respect, except to the extent that such modifications have been disclosed by copies made available to Parent;
(iii)    to the Company’s knowledge, no member of the Company Group is in default under any of said Leases, nor, to the Company’s knowledge, has any event occurred which, with notice or the passage of time, or both, would give rise to such a default by any member of the Company Group;
(iv)    no member of the Company Group has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any Lease; and
(v)    each member of the Company Group enjoys peaceful and undisturbed possession under each Lease.

(c)    Except as set forth on Schedule 3.10(c) or as specifically disclosed in the Base Balance Sheet or the footnotes to the Financial Statements, and except with respect to leased personal property, each member of the Company Group has good title to all of its tangible personal property and assets shown on the Base Balance Sheet or acquired after the date of the Base Balance Sheet, free and clear of any Liens, except for (i) assets which have been disposed of since the date of the Base Balance Sheet in the ordinary course of business, (ii) Taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty and (iii) Liens of record or imperfections of title which are not, individually or in the aggregate, material in character, amount or extent and which do not materially detract from the value or materially interfere with the present or presently contemplated use of the assets subject thereto or affected thereby.
Section 3.11    Labor and Employment Matters.
(a)    Schedule 3.11 identifies (i) all directors and officers of the Company Group as of the date of this Agreement and their respective titles, (ii) all employees and consultants currently employed or engaged by the Company Group and (iii) for each individual identified in clause (i) or (ii), such Person’s compensation for 2016, year-to-date compensation, annual base compensation, bonus opportunity, job title, date of hire or commencement of engagement, business location, whether classified as exempt or non-exempt for wage and hour purposes (if applicable), average scheduled hours per week, status (i.e., active or inactive and if inactive, the type of leave and estimated duration) and the total amount of bonus, severance and other amounts to be paid to each such individual at Closing or otherwise in connection with the transactions contemplated hereby (provided that the Company shall furnish an updated schedule with respect to clauses (ii) and (iii) for new hires and terminations after the date hereof in updated Schedules 3.11(a)(ii) and 3.11(a)(iii), as of the Closing Date. Schedule 3.11(a) sets forth a true, complete and accurate list of all accrued vacation time for all employees of the Company Group as of the June 30, 2017 and the value of all such accrued vacation time based on each such employees’ compensation level in effect as of June 30, 2017, each of which will be updated by the Company Group as of the Closing Date.
(b)    Except as set forth on Schedule 3.11(b), there are no employment, consulting, collective bargaining, severance pay, continuation pay, termination or indemnification agreements or other similar Contracts of any nature (whether in writing or not) between the Company or any of the Subsidiaries, on the one hand, and any current or former shareholder, Affiliate, officer, director, employee, consultant, labor organization or other representative of any of the Company Group’s employees, on the other hand, nor is any such Contract presently being negotiated or contemplated.
(c)    Except as set forth on Schedule 3.11(c), no member of the Company Group is delinquent in payments to any of its employees, consultants or independent contractors for any wages, salaries, overtime pay, commissions, bonuses, benefits, contributions or other compensation for any services or otherwise arising under any policy, practice, Contract, plan, collective bargaining agreement, program or Law. No member of the Company Group is liable for any severance pay or other payments to any employee, consultant or independent contractor or former employee, consultant or independent contractor arising from the termination of employment or other service relationships, nor will any member of the Company Group have any liability under any benefit or severance policy, practice, Contract, plan, program or Law which exists or arises, or may be deemed to exist or arise, as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by such member of any Persons employed by or under contract with such member on or prior to the Closing. None of the Company Group’s employment policies or practices is currently being audited or, to the knowledge of the Company, investigated by any Governmental Authority or Court. There is no pending or, to the knowledge of the Company, threatened claim, unfair labor practice charge or other charge or inquiry against any member of the Company Group brought by or on behalf of any current, prospective or former employee, consultant, independent contractor, retiree, labor organization or other representative of the Company Group’s employee or other individual or any Governmental Authority with respect to employment practices, nor is there or has there been any audit or investigation related to the Company Group’s classification of exempt employees, independent contractors and consultants.
(d)    (i) There are no material controversies pending or, to the knowledge of the Company, threatened, between any member of the Company Group and any of its employees, consultants or independent contractors; (ii) except as set forth in Schedule 3.11(d), no member of the Company Group is a party to any collective bargaining agreement or other labor union Contract applicable to Persons employed by such member nor are there any activities or proceedings of any labor union to organize any such employees, consultants or independent contractors of such member; (iii) there have been no strikes, slowdowns, work stoppages, disputes, lockouts or, to the knowledge of the Company, threats thereof by or with respect to any employees, independent contractors or consultants of the Company Group, and (iv) there are no employment-related grievances or any internal investigation of any complaints of employment Law violations pending or, to the knowledge of the Company, threatened. There are no pending workers’ compensation claims regarding any employee of the Company Group. No member of the Company Group is a party to, or otherwise bound by, any citation or other Order by any Governmental Authority relating to employees or employment practices. Except as set forth in Schedule 9.2(a)(x)(3), each member of the Company Group is, and for the past three years has been, in compliance with all applicable Laws, Contracts and policies relating to employment, employment practices, wages, hours and terms and conditions of employment, and the related rules and regulations adopted by those agencies responsible for the administration of such Laws, and that in countries requiring a collective bargaining agreement to be in effect, the collective bargaining agreement is correctly aligned to the appropriate industry. No member of the Company Group has effectuated a plant closing, business closing or mass layoff affecting in whole or in part any site of employment, facility, operating unit or employee of the Company Group without complying in all material respects with all provisions of applicable Laws or implemented any early retirement, separation or window program, nor has any member of the Company Group planned or announced any such action or program for the future.
(e)    No member of the Company Group nor, to the knowledge of the Company, any of the Company Group’s employees, consultants or independent contractors is obligated under any Contract (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or Order of any Court or Governmental Authority that would interfere with the use of such Person’s best efforts to promote the interests of the Company Group or that would conflict with the Business as conducted and as proposed to be conducted.
(f)    Except as set forth in Schedule 3.11(f), no employee, consultant or other agent of the Company or any of the Subsidiaries has provided any notice to the Company or any of the Subsidiaries of his or her intent, or to the knowledge of the Company, has any present intent, to terminate his or her employment, consultancy or other engagement with the Company or any of the Subsidiaries.

(g)    To the knowledge of the Company, there is no circumstance that could reasonably be anticipated to give rise to a valid claim by a current or former employee, independent contractor or consultant of the Company Group for compensation on termination of employment or that cause or notice was required to terminate employment.
(h)    Each of the Employee Waivers has been validly obtained in compliance with all applicable Laws.
(i)    Except as set forth in Schedule 3.11(i), no employee, consultant or other personnel of the Company Group has been transferred to a third party pursuant to any management agreement, secondment agreement or other Contract.
Section 3.12    Material Contracts.
(a)    Schedule 3.12 sets forth (with specific reference to the subsection to which it primarily relates except for the Company) each of the following Contracts to which any member of the Company Group is a party or bound or to which any of its properties or assets is subject (the “Material Contracts”):
(i)    each employment Contract that is (A) of a nature for which any member of the Company Group has a standard form agreement but that deviates (except with respect to salary payable thereunder) from such form agreement (it being understood that the description of such employment Contract in Schedule 3.12 sets forth in reasonable detail a description of such deviations) or (B) not terminable at will by any member of the Company Group both without any penalty and without any obligation of any member of the Company Group to pay severance or other amounts (other than accrued base salary, accrued bonuses, accrued commissions, accrued vacation pay, accrued floating holidays and legally mandated benefits);
(ii)    (A) each employee collective bargaining agreement or other Contract with any labor union or similar organization, (B) each plan, program or Contract that provides for the payment of bonus, severance, termination or similar type of compensation or benefits related to a corporate transaction involving a change in control of any member of the Company Group or upon the termination or resignation of any participant and (C) each plan, program or Contract that provides for medical or life insurance benefits for former participants or for current participants upon their retirement from, or termination of employment with, any member of the Company Group;
(iii)    each Contract pursuant to which any member of the Company Group has agreed not to compete with any Person or to engage in any activity or business, or pursuant to which any benefit is required to be given or lost as a result of so competing or engaging;
(iv)    each Contract with (A) any shareholder of the Company, (B) any other Affiliate of any member of the Company Group or (C) any current or, to the knowledge of the Company, former member of the Company Board, officer or employee of any

Affiliate of any member of the Company Group (other than employment Contracts referred to in clause (ii) above or Contracts referred to in clause (iii) above);
(v)    each license granted by any member of the Company Group pursuant to which such member has agreed to refrain from granting a license to any other Person;
(vi)    each Contract under which any member of the Company Group has agreed to indemnify any Person;
(vii)    each Contract providing for future performance by any member of the Company Group in consideration of amounts previously paid to a member of the Company Group, or which has resulted or will result in deferred revenue under IFRS;
(viii)    each Contract providing for future performance by any member of the Company Group with less than the standard or usual Company charges to be due for such performance;
(ix)    each Contract containing (whether in the Contract itself or by operation of Law) any provisions (A) dealing with a “change of control” or similar event with respect to any member of the Company Group, including Contracts providing for Change in Control Payments and Bonuses, (B) prohibiting or imposing any restrictions on the assignment of all or any portion thereof by any member of the Company Group to any other Person (without regard to any exception permitting assignments to Affiliates), or (C) having the effect of providing that the consummation of any of the transactions contemplated by this Agreement or compliance by any member of the Company Group with the provisions of this Agreement (alone or in combination with any other event) or the execution, delivery or effectiveness of this Agreement (alone or in combination with any other event) will conflict with, result in a violation or breach of, or constitute a default under (with or without notice or lapse of time or both), such Contract or give rise under such Contract to any right of, or result in, a termination, right of first refusal, amendment, revocation, cancelation or acceleration, or loss of benefit, or the creation of any Lien in or upon any of the properties or assets of any member of the Company Group or of Parent or to any increased, guaranteed, accelerated or additional rights or entitlements of any Person;
(x)    each Contract providing for payments of royalties, franchise fees, commissions, other license fees or other transactional fees to third parties;
(xi)    each License Out, and Schedule 3.12(a)(xi) also sets forth whether each such License Out is exclusive or non-exclusive;
(xii)    each License In (other than for commercial off the shelf software which is made available for a total cost of less than $10,000), and Schedule 3.12(a)(xii) also sets forth whether each such License In is exclusive or non-exclusive;
(xiii)    each Contract granting the other party to such Contract or a third party “most favored nation” or similar status;

(xiv)    each Contract pursuant to which any member of the Company Group has granted, directly or indirectly, any current or contingent rights, licenses or interests in or to source code of any of the Products;
(xv)    each Contract containing any “non-solicitation,” “no hire” or similar provision that restricts the ability of any member of the Company Group;
(xvi)    each Contract providing for monetary liquidated damages (but not including other kinds of provisions that provide for limiting the maximum amounts payable or for refunds of amounts in the event of a breach or a termination of a Contract);
(xvii)    each Contract entered into by any member of the Company Group in the last five (5) years in connection with the settlement or other resolution of any litigation, action suit, proceeding, claim arbitration or investigation;
(xviii)    each Contract between any member of the Company Group and any of the ten (10) largest customers of such member (determined on the basis of revenues received by such member for the period starting January 1, 2016 and ending on June 30, 2017) (the “Major Customers”);
(xix)    each Contract between any member of the Company Group and any of the ten (10) largest suppliers of such member (determined on the basis of amounts paid by such member for the period starting January 1, 2016 and ending on June 30, 2017) (the “Major Suppliers”);
(xx)    each Contract entered into by any member of the Company Group, a substantial purpose of which is providing confidential treatment by any member of the Company Group of third-party information which, to the knowledge of the Company, contains restrictions on any member of the Company Group’s use of such third-party information;
(xxi)    each Contract with any independent contractor of any member of the Company Group other than such Contracts entailing past or reasonably expected future amounts less than $25,000 in the aggregate;
(xxii)    each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of any member of the Company Group (other than (i) in the ordinary course of business, (ii) the disposition of the Robot-Advance Business and (iii) the applicable items listed on Schedule 8.2(q)), other than Contracts in which the applicable acquisition or disposition has been consummated and there are no obligations (contingent or otherwise) remaining; and
(xxiii)    each Contract, other than those listed pursuant to clauses (i)-(xxii) above, which has future sums due from, or provides for future performance by, any party thereto, other than such Contracts entailing past or reasonably expected future amounts less than $50,000 for each of these Contracts;

Each Material Contract, including any and all supplements and amendments thereto, is in full force and effect and is a valid and binding agreement of the applicable member of the Company Group and, to the knowledge of the Company, of each other party thereto, enforceable against the applicable member of the Company Group and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms, subject to bankruptcy, insolvency or similar Laws affecting applicable creditor’s rights generally and to general principles of equity. Each member of the Company Group has performed or is performing all material obligations required to be performed by it under Material Contracts and is not (with or without notice or lapse of time or both) in breach or default thereunder, and, to the knowledge of the Company, no other party to any of its Material Contracts is (with or without notice or lapse of time, or both) in breach or default thereunder. The Company knows of no circumstances that are reasonably likely to occur that could reasonably be expected to have a material adverse effect on the ability of the Company or the applicable Subsidiary to perform its obligations under any Material Contract.
(b)    The Company has delivered to Parent and Buyer complete and correct copies of all Material Contracts, and no Material Contract has been modified, rescinded or terminated after being delivered or made available, as applicable, to Parent and Buyer. The Company has disclosed to Parent and Buyer the material terms and status of all proposals that, if accepted, would constitute a Contract with any Major Customer. None of the Major Customers has terminated, failed to renew or requested any amendment to any of its Material Contracts or any of its existing relationships with any member of the Company Group.
(c)    Each Contract between a member of the Company Group, on the one hand, and any Affiliate of any member of the Company Group, on the other hand, was entered into in the ordinary course of business, is consistent with past practice and is on an arm’s-length basis.
Section 3.13    Intellectual Property.
(a)    Schedule 3.13(a) contains a complete and accurate list of all Company Patents, Company Marks and Company Copyrights. All Company Intellectual Property Assets owned or purported to be owned by any member of the Company Group that have been issued by, or registered with or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world are registered in the name of a member of the Company Group.
(b)
(i)    with respect to the Company Intellectual Property Assets owned or purported to be owned by a member of the Company Group, such member of the Company Group exclusively owns such Company Intellectual Property Assets, free and clear of all Liens;
(ii)    all Company Intellectual Property Assets owned by or exclusively licensed to any member of the Company Group that have been issued by, or registered with or are the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world are currently in compliance with formal legal requirements (including without limitation, as applicable, payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and incontestability, and renewal applications), and, to the knowledge of the Company, all Company Intellectual Property Assets owned by or exclusively licensed to any member of the Company Group are valid and enforceable;
(iii)    none of the Company Intellectual Property Assets owned by or exclusively licensed to the any member of the Company Group that has been issued by, or registered with or are the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world is subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date;
(iv)    there are no pending or, to the knowledge of the Company, threatened claims against the Company alleging that any of the operation of the Business or any activity by the Company, or manufacture, sale, offer for sale, importation, and/or use of any Product infringes or violates (or in the past infringed or violated) the rights of others in or to any Intellectual Property Assets (“Third Party IP Assets”) or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third Party IP Assets or that any of the Company Intellectual Property Assets is invalid or unenforceable;
(v)    neither the operation of the Business, nor any activity by the Company, nor manufacture, use, importation, offer for sale and/or sale of any Product infringes or violates (or in the past infringed or violated) any Third Party IP Asset or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third Party IP Asset;
(vi)    the Company does not have any obligation to compensate any Person for the use of any Intellectual Property Assets; the Company has not entered into any Contract to indemnify any other Person against any claim of infringement or misappropriation of any Intellectual Property Assets; there are no settlements, covenants not to sue, consents, judgments, or orders or similar obligations that: (A) restrict the Company’s rights to use any Intellectual Property Asset(s), (B) restrict the Company’s Business, in order to accommodate a third party’s Intellectual Property Assets, or (C) permit third parties to use any Company Intellectual Property Assets(s);
(vii)    the Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use;
(viii)    all former and current employees, consultants and contractors of the Company have executed written instruments with the Company that assign to the Company all rights, title and interest in and to any and all (A) inventions, improvements, ideas, discoveries, writings, works of authorship, other intellectual property and information relating to the Business and any Product or that may be used with any Products and (B) Intellectual Property Assets relating thereto;
(ix)    to the knowledge of the Company, (A) there is no, nor has there been any, infringement or violation by any Person of any of the Company Intellectual Property Assets or the Company’s rights therein or thereto and (B) there is no, nor has there been any, misappropriation by any Person of any of the Company Intellectual Property Assets or the subject matter thereof;
(x)    the Company Group has taken all reasonable security measures to protect the confidentiality and value of all Company Trade Secrets, including, without limitation, requiring each Company employee and consultant and any other person with access to Company Trade Secrets to execute a binding written confidentiality agreement, copies or forms of which have been provided to the Buyer and, to the Company’s knowledge, there has not been any breach by any party to such confidentiality agreements;
(xi)    (A) the Company has not granted, directly or indirectly, any current or contingent rights, licenses or interests in or to any source code of any of the Products, and (B) the Company has not provided or disclosed any source code of any Product to any Person;
(xii)    (A) all Company IT Systems have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in the industry, to ensure proper operation, monitoring and use and are in good working condition to effectively perform all material information technology operations necessary to conduct the Business; (B) to the Knowledge of the Company, the Company IT Systems are not infected by “viruses”, “worms”, “time bombs”, “keylocks”, “malware” or any other devices that could disrupt or interfere with the operation of the Computer IT Systems or any spyware, adware or other similar software that could monitor the use of the Computer IT Systems without the knowledge and express consent of the Company Group (collectively, “Malware”); (C) within the past three years, the Company Group has not experienced any material disruption to, or material interruption in, the conduct of Business that is attributable to a defect, bug, breakdown or other failure or deficiency of the Company IT Systems or any Malware; and (D) the Company Group has taken commercially reasonable measures to provide for the back-up and recovery of the data and information related to the conduct of the Business without material disruption to, or material interruption in, the conduct of the Business and routinely tests such measures at least once per year.
(xiii)    following the Closing, the Company will have the same rights and privileges in the Company Intellectual Property Assets as the Company had in the Company Intellectual Property Assets immediately prior to the Closing.
Section 3.14    Environmental Matters. Except as set forth on Schedule 3.14:

(a)    each member of the Company Group is in material compliance with all Environmental Laws applicable to its operation and use of the Owned Real Property and the Leased Real Property;
(b)    no member of the Company Group has generated, transported, treated, stored, or disposed of any Hazardous Material, except in material compliance with all applicable Environmental Laws, and, as of the date of this Agreement, there has been no Release or threat of Release of any Hazardous Material by any member of the Company Group at or on the Owned Real Property or the Leased Real Property that requires reporting, investigation or remediation by such member pursuant to any Environmental Law;
(c)    no member of the Company Group has (i) received notice under the citizen suit provisions of any Environmental Law; (ii) received any written request for information, notice, demand letter, administrative inquiry or written complaint or claim under any Environmental Law; (iii) been subject to or, to the Company’s knowledge, threatened with, any governmental or citizen enforcement action with respect to any Environmental Law or (iv) received written notice of or otherwise have knowledge of any unsatisfied liability under any Environmental Law; and
(d)    to the Company’s knowledge, there are no underground storage tanks, landfills, current or former waste disposal areas or polychlorinated biphenyls at or on the Owned Real Property or the Leased Real Property that require reporting, investigation, cleanup, remediation or any other type of response action by the Company pursuant to any Environmental Law.
Section 3.15    No Brokers. No member of the Company Group has entered into any Contract with any Person or firm that may result in the obligation of the Company, any Shareholder, Parent or Buyer to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the transactions contemplated hereby.
Section 3.16    Compliance with Laws. No member of the Company Group has received any notice of any default or violation of any Law, order, judgment or decree applicable to the Company Group or by which any property or asset of the Company Group is bound, and no member of the Company Group is in material default or violation of any such Law, order, judgment or decree.
Section 3.17    Licenses and Permits. Schedule 3.17 sets forth a true, complete and correct list of all material licenses, permits, approvals, authorizations, registrations and certifications of any Governmental Authority, which have been issued to any member of the Company Group and are currently in effect (the “Company Licenses”). Each Company License is valid and in full force and effect. Each member of the Company is and has at all times been in possession of all Company Licenses necessary for it to own, lease and operate its properties or to carry on its business as it is now being conducted, and as the same has been conducted. There is no investigation or proceeding pending or, to the knowledge of the Company, threatened in writing that could result in the termination, revocation, suspension or restriction of any Company License or the imposition of any fine, penalty or other sanctions for violation of any legal or regulatory requirements relating to any Company License. Except as set forth in Schedule 3.17, none of the Company Licenses shall be affected in any material respect by the consummation of the transactions contemplated hereby.
Section 3.18    Records.
(a)    Except as set forth on Schedule 3.18, (i) the minutes and other similar records of meetings or consent actions of the shareholders and the Company Board (and committees thereof) provided or made available by the Company to Parent and Buyer contain all records of meetings and consent actions taken in lieu thereof by such shareholders and the Company Board (and committees thereof), and show all corporate actions taken by such shareholders and such members of the Company Board, and any committees thereof, for the Company and (ii) the share transfer records of the Company provided or otherwise made available to Parent and Buyer reflect all issuances, transfers of record and redemptions of capital stock or other securities of the Company.
(b)    The books, records and accounts of the Company are stated in reasonable detail and are accurate and complete in all material respects and have been maintained in accordance with good business practices on a basis consistent with prior years.
Section 3.19    Affiliated Transactions. Except as set forth on Schedule 3.19, no shareholders, officer, member of the Company Board, employee, consultant or Affiliate, or member of his or her immediate family, of the Company Group or any entity in which any such Person or individual owns any beneficial equity interest (other than beneficial ownership of less than 5% of the outstanding equity interest in a publicly held entity) has been involved in any business arrangement or relationship with the Company or is a party to any agreement, contract or arrangement with the Company or which pertains to the Business of the Company Group or owns or has any interest in any asset, tangible or intangible, used by the Company of any of the Subsidiaries (an “Affiliated Transaction”).
Section 3.20    Inventory. All the Inventory consists of goods of merchantable quality that are usable or saleable, and have all certifications necessary and sufficient for use and/or sale, in the ordinary course of the Company’s Business consistent with past practice of the Company and its Subsidiaries at profit margins consistent with profit margins in the industry in which the Company and its Subsidiaries operate. Purchase commitments for inventory items are not in excess of normal requirements, and none are at prices materially in excess of current market prices. All Inventory as of June 30, 2017 shown on Schedule 3.20 reflect write‑downs to realizable values in the case of items which have become obsolete or unsalable (except at prices less than cost) through regular distribution channels in the ordinary course of business consistent with past practice. The values of the Inventory stated in the Financial Statements were determined in accordance with IFRS. Except as set forth on Schedule 3.20, since the date of the Base Balance Sheet, no Inventory has been sold or disposed of except through sales in the ordinary course of business at profit margins consistent with the historical business of the Company and the Subsidiaries, and all sales commitments made for Products are at prices not less than Inventory values plus selling expenses and said profit margins. During the one-year period prior to the Closing Date, none of the members of the Company Group shall have engaged in “channel stuffing” or flooding the market with any products relating to the Business, whether via modifications to prices, new or increased rebates, volume incentives, channel promotions or any other pricing or incentives scheme.
Section 3.21    Title to Properties. Each member of the Company Group has good and marketable title to, or valid leasehold interests in, all of its properties and assets, free and clear of Liens, except for such nonmaterial properties and assets as are no longer used or useful in the conduct of its business and except for minor defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate could not reasonably be expected to materially affect the ability of such member to continue to use such property or assets in the conduct of the business currently conducted thereat.
Section 3.22    Insurance. Schedule 3.22 sets forth a complete and correct list and description of all policies of fire, liability, product liability, workmen’s compensation, and health insurance presently in effect with respect to the Business of the Company Group, complete and correct copies of which have been delivered to Parent and Buyer. All such policies are valid, outstanding and enforceable policies (subject to bankruptcy, insolvency, or similar Laws affecting applicable creditors’ rights generally and to general principles of equity) and provide insurance coverage for the properties, assets and operations of the Company, of the kinds, in the amounts and against the risks required to comply with applicable Law and for compliance with any obligation under any Contract to which the Company is a party. No member of the Company Group has been refused any insurance with respect to any aspect of the operations of the Business, nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance. No notice of cancelation or termination has been received with respect to any such policy. The activities and operations of the Company have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.
Section 3.23    Change of Control Payments. There is no plan, agreement or arrangement pursuant to which any amounts may become payable (whether currently or in the future or in connection with a termination of employment or cessation of a service relationship) to current or former shareholders, officers or employees of or consultants to the Company or any current or former members of the Company Board as a result of or in connection with the transactions contemplated by this Agreement as well as the amounts payable under each such plan, agreement or arrangement.
Section 3.24    Major Customers and Suppliers. Schedule 3.24 identifies each Major Customer and Major Supplier and indicates (i) the amount of earned revenue recognized in accordance with IFRS by the Company from each such Major Customer for the twelve months ended December 31, 2016 and for the three-month period ended March 31, 2017 and (ii) the amount paid to each such Major Supplier for the twelve months ended December 31, 2016 and for the three-month period ended March 31, 2017. Except as indicated in Schedule 3.24, no Major Customer or Major Supplier has, to the Company’s knowledge, terminated or materially reduced or threatened to terminate or materially reduce its purchases from or provision of products or services to the Company Group.

Section 3.25    Bank Accounts. Schedule 3.25 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company or the Subsidiaries maintain accounts of any nature, the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto and the numbers of all such accounts.
Section 3.26    Business Activities.
(a)    Except as set forth on Schedule 3.26(a), there is no agreement (non-competition or otherwise), commitment or, to the Company’s knowledge, judgment, injunction, order or decree to which any member of the Company Group is a party or otherwise binding upon any such member which has had or could be reasonably expected to have the effect of prohibiting or impairing any business practice of such member, any acquisition of property (tangible or intangible) by such member or the conduct of business by such member, or otherwise limiting the freedom of such member to engage in any line of business or to compete with any Person. Without limiting the foregoing and except as set forth on Schedule 3.26(a), no member of the Company Group has (a) entered into any Contract under which such member is restricted from selling, licensing, manufacturing or otherwise distributing its technology or products or from providing services to customers, potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market or (b) granted any Person exclusive rights to sell, license, manufacture or otherwise distribute any of its technology or products in any geographic area or with respect to any customers or potential customers or any class of customers during any period of time or in any segment of the market.
(b)    Except as set forth on Schedule 3.26(b), no member of the Company Group conducts any business activities other than the Business, and no member of the Company Group will incur any liability with respect to any business activities other than the Business.
(c)    No current shareholders, and to the Company’s Knowledge, no former shareholders, officers or employees of or consultants to the members of the Company Group conducts any Business activity that is not directly owned or operated by the Company Group.
Section 3.27    Accounts Payable; Accounts Receivable.
(a)    All accounts payable of the Company Group arose in bona fide arm’s length transactions in the ordinary course of business, and no account payable in excess of $25,000 is more than thirty (30) days past due, except for certain items related to the Company Group’s customers for rebates, marketing development funds and other marketing activities. Since June 1, 2014, each member of the Company Group has paid its accounts payable in the ordinary course of its business and in a manner which is consistent with its past practices.
(b)    All of the accounts receivable of the Company Group are valid and enforceable claims and are not subject to any set-off or counterclaim other than for discounts, rebates and defective returns resulting from the ordinary course of business for which appropriate accounting reserves have been established. Since June 1, 2014, each member of the Company Group has collected its accounts receivable in the ordinary course of its business and in a manner which is consistent with past practices and has not accelerated any such collections.

Section 3.28    Export Controls and Economic Sanctions. Each member of the Company Group is and has been at all times in material compliance with the terms of all applicable export, import, and sanctions laws (the “Trade Laws”). Each member of the Company Group has obtained, or is otherwise qualified to rely upon, all necessary export and import licenses, consents, notices, waivers, approvals, orders, authorizations, registrations, declarations or other authorizations from, and made any filings with, any Governmental Authority required for (i) the export, import and reexport of its products, services, software and technologies and (ii) releases of technologies and software to foreign nationals (the “Export Approvals”). Each member of the Company Group is in compliance with the terms of all Export Approvals, and there are no pending or, to the knowledge of the Company, threatened claims against any member of the Company Group with respect to the Export Approvals. To the Company’s Knowledge, no member of the Company Group has existing, contingent, or future obligations to any party that would be unlawful if performed by a United States Person or from the United States. Each member of the Company Group has established sufficient internal controls and procedures to ensure compliance with the applicable Trade Laws and has made available all of such documentation to Parent and Buyer.
Section 3.29    Privacy.
(a)    The Company and each of its Subsidiaries, that have or have had access to Personal Information or Usage Information (collectively, “Private Information”) collected by or on behalf of the Company and/or its Subsidiaries, comply, and since January 1, 2012 have complied, with all (i) applicable material laws, statutes, directives, rules, regulations and guidance in effect in each jurisdiction in the world in which the Company and each of its Subsidiaries operates, collects Private Information and/or from which the Company and each Subsidiary receives Private Information , (ii) contractual obligations, (iii) internal and public-facing privacy and/or security policies of the Company and/or its Subsidiaries, (iv) public statements that the Company and/or its Subsidiaries have made regarding their respective privacy and/or data security policies or practices, (v) rules of applicable self-regulatory organizations, (vi) the Payment Card Industry Data Security Standard, and all other rules and requirements of payment card brands; and (vii) applicable material industry standards (collectively, “Privacy Laws and Requirements”) relating to (A) the privacy of users of any of the Company’s and/or its Subsidiaries web properties, mobile applications, devices, products and/or services; (B) the collection, use, storage, retention, disclosure, transfer, disposal, or any other processing of any Private Information collected or used by the Company and/or its Subsidiaries; and (C) the transmission of marketing and/or commercial messages through any means, including, without limitation, via email, text message and/or any other means.
(b)    At all times since June 1, 2014, the Company and each Subsidiary has provided accurate notice of its privacy practices on all of its websites and mobile applications, and these notices, all other communications from the Company and each Subsidiary to users or customers, and all materials distributed or marketed by the Company and each Subsidiary have been and currently are in material compliance with all applicable Privacy Laws and Requirements, have been and currently are accurate and complete in all material respects, and have not contained and do not contain any material omissions of the Company and/or its Subsidiaries’ privacy practices or practices concerning the collection, use, storage, retention, disclosure and disposal of Private Information.

(c)    There is no complaint to, or any audit, proceeding, investigation (formal or informal) or claim currently pending against, the Company and/or any of its Subsidiaries by any private party, or any Governmental Authority, foreign or domestic, with respect to the collection, use, retention, disclosure, transfer, storage or disposal of Private Information.
(d)    The Company and its Subsidiaries has at all times taken all steps reasonably necessary (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to protect Private Information against loss and against unauthorized access, use, modification, disclosure or other misuse.
(e)    There has been no unauthorized access to, disclosure of and/or other misuse of any Private Information nor has there been any breach in security of any of the information systems used to store or otherwise process any Private Information.
(f)    Except as set forth on Schedule 3.29(f), none of the Company or its Subsidiaries has transferred any Private Information across any international borders.
Section 3.30    Anti-Corruption Laws. Neither the Company, nor the Subsidiaries nor any of their respective corporate officers, corporate directors nor, to the Company’s knowledge, employees, shareholders, agents or representatives, nor any Person associated with or acting for or on behalf of the Company or any of the Subsidiaries, has directly or indirectly (a) made or attempted to make any contribution, gift (other than gifts permitted by applicable Law), bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property, or services, (i) to obtain favorable treatment for business or Contracts secured, (ii) to pay for favorable treatment for business or Contracts secured, (iii) to obtain special concessions or for special concessions already obtained or (iv) in violation of any requirement of applicable Law in each jurisdiction where the Company or any of the Subsidiaries is conducting or has conducted business (including anti-bribery Laws), or (b) established or maintained any material fund or asset that has not been recorded in its books and records. Each member of the Company Group has established sufficient internal controls and procedures to ensure compliance with anti-bribery Laws and has made available all of such documentation to Parent and Buyer.
Section 3.31    Disclosure; Information Supplied. The Company and the Shareholders neither make any representation nor give any warranty to Parent and/or Buyer other than as specifically provided for in this Agreement. The Company and the Shareholders make no representation and give no warranty to Parent and Buyer and their Affiliates with respect to financial projections, budgets or management analyses relating to the Company Group and to the future profitability and financial performance of the Company Group.
ARTICLE IV    - REPRESENTATIONS AND WARRANTIES
OF THE SHAREHOLDERS
Each Shareholder, individually and not jointly with any other Shareholder or member of the Company Group, hereby represents and warrants to each of Parent and Buyer as of the date hereof and as of the Closing (or, if made as of a specified date, as of such date) as follows:

Section 4.1    Existence; Good Standing; Authority.
(a)    With respect to each Shareholder that is not an individual, such Shareholder is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation, and has all requisite power and authority to own, operate and/or lease its properties and carry on its business in all material respects as currently conducted.
(b)    Such Shareholder has the requisite power and authority (or, if such Shareholder is an individual, legal capacity) to execute and deliver this Agreement and the Transaction Documents to which it is a party and to consummate the transactions and perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Transaction Documents to which the such Shareholder is a party, the performance by such Shareholder of his, her, or its obligations hereunder and the consummation of the transactions contemplated hereby have been authorized by all requisite action on the part of such Shareholder, and no other proceeding, consent or authorization on the part of such Shareholder is necessary to authorize this Agreement or any Transaction Document or the transactions contemplated thereby. This Agreement has been duly executed and delivered by such Shareholder and, assuming the due authorization, execution and delivery of this Agreement by each of Parent, Buyer, the Company and the other Shareholders, constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).
Section 4.2    No Conflict; Consents.
(a)    Except as set forth on Schedule 4.2, the execution and delivery of this Agreement by such Shareholder, and the consummation by such Shareholder of the transactions in accordance with the terms hereof, do not (i) violate, conflict with or result in the payment of any penalty or in a default (whether after the giving of notice, lapse of time or both) under, or give rise to a right of termination of, any Contract to which such Shareholder is a party or by which such Shareholder or his, hers or its Company Shares are bound, (ii) if such Shareholder is not an individual, conflict with, or result in, any violation of any provision of the bylaws or other organizational documents of such Shareholder, or (iii) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) in each case, in any material respect, under, any provision of any Law, regulation or rule, or any order of, or any restriction imposed by, any court or other governmental agency applicable to such Shareholder.
(b)    No notice to, declaration or filing with, or consent or approval of any Governmental Authority or other third party is required by or with respect to such Shareholder in connection with the execution and delivery of this Agreement by such Shareholder, and the consummation by such Shareholder of the transactions in accordance with the terms hereof.
Section 4.3    Litigation. There is no litigation, action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of such Shareholder, threatened against such Shareholder that would reasonably be expected to adversely affect or restrict such

Shareholder’s ability to enter into and perform such Shareholder’s obligations under this Agreement or any Transaction Document.
Section 4.4    Title to Shares. Such Shareholder has record and beneficial ownership of the Company Shares set forth opposite the name of such Shareholder on Schedule A hereto. Other than as set forth opposite the name of such Shareholder on Schedule A hereto, such Shareholder holds no other Company Shares. Except as set forth on Schedule 4.4, such Shareholder has good and valid title to such Company Shares, free and clear of all Liens. Upon Closing, all the Liens identified in Schedule 4.4 shall have been released in order to allow the transfer to the Buyer of good and valid title of all the Company Shares, respectively, free and clear of any Liens. Except as set forth on Schedule 4.4, such Shareholder’s Company Shares are not subject to any Contract or other commitment (i) that could require such Shareholder to sell, transfer or otherwise dispose of any Company Shares or (ii) restricting or otherwise relating to the voting, distribution rights or disposition of such Shareholder’s Company Shares.
Section 4.5    No Brokers. No Shareholder has entered into any Contract with any Person or firm that may result in the obligation of the Company, any Shareholder, Parent or Buyer to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the transactions contemplated hereby.
Section 4.6    Business Activities. No Shareholder conducts any Business activity that is not directly owned or operated by the Company Group.
Section 4.7    No Other Representations. The Shareholders neither make any representation nor give any warranty to Parent and/or Buyer and their Affiliates other than as specifically provided for in this Agreement. Without limiting the generality of the foregoing, the Shareholders make no representation and give no warranty to Parent and Buyer and their Affiliates with respect to financial projections, budgets or management analyses relating to the Company Group and to the future profitability and financial performance of the Company Group.
ARTICLE V    - REPRESENTATIONS AND WARRANTIES OF
PARENT AND BUYER
Parent and Buyer hereby, jointly and severally, make to the Company and the Shareholders the representations and warranties contained in this Article V as of the date hereof and as of the Closing (or, if made as of a specified date, as of such date):
Section 5.1    Organization. Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of England and Wales, and each has all requisite power and authority to own, operate, lease and encumber its properties and to carry on their respective business as currently conducted. Neither Parent nor Buyer (a) has ceased making payments and is not the subject of any insolvency proceedings (including any proceeding under the U.S. Bankruptcy Code or under British Insolvency rules) and no facts exist that would result in any such event occurring; or (b) has been dissolved and neither is in the process of being dissolved by any corporate resolutions or other action by its directors (or members of similar governing bodies) or equity holders, any Governmental Authority, or by the occurrence of any event or otherwise.
Section 5.2    Authorization; Validity of Agreement; Necessary Action. Each of Parent and Buyer has all requisite power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party and to perform their respective obligations hereunder and thereunder. The execution and delivery of this Agreement and the Transaction Documents and the performance by Parent and Buyer of their respective obligations under this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action by the Board of Directors of Parent and the Board of Directors of Buyer, and no other action on the part of Parent or Buyer is necessary to authorize the execution and delivery by Parent or Buyer of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Parent and Buyer and, assuming due and valid authorization, execution and delivery hereof by the Company and the Shareholders, constitutes a legal, valid and binding obligation of each of Parent and Buyer, as the case may be, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).
Section 5.3    No Conflict; Consents.
(a)    The execution and delivery of this Agreement by Parent and Buyer, and the consummation of the transactions in accordance with the terms hereof, do not (i) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under, or give rise to a right of termination of, any Contract, authorization or obligation to which Parent or Buyer is a party or by which Parent or Buyer or any of their respective assets is bound, except for any such conflicts, defaults, violations, terminations and any waivers if not obtained that would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, (ii) conflict with, or result in, any violation of any provision of the certificate of incorporation, bylaws or other organizational documents of Parent or the certificate of incorporation, bylaws or other organizational documents of Buyer; (iii) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) in each case, in any material respect, under, any provision of any Law, regulation or rule, or any order of, or any restriction imposed by, any court or other governmental agency applicable to Parent or Buyer.
(b)    No notice to, declaration or filing with, or consent or approval of any Governmental Authority or other third party is required by or with respect to Parent or Buyer in connection with the execution and delivery by Parent and Buyer of this Agreement, and the consummation by Parent and Buyer of the transactions in accordance with the terms hereof, except for: (i) the Antitrust Clearance; and (ii) such other consents, approvals, notices, or declarations or filings, which if not obtained or made, would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.4    Litigation. There is no litigation, action, suit, proceeding, claim, arbitration or investigation pending or, to the actual knowledge of the senior management of

Parent, threatened, against Parent or Buyer, and neither Parent nor Buyer is subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Authority that, in either case, would be reasonably likely, individually or in the aggregate, to (a) prevent or materially delay the consummation of the transactions contemplated hereby or (b) otherwise prevent or materially delay performance by Parent or Buyer of any of their material obligations under this Agreement.
Section 5.5    Funds; Representations. Buyer has, and will have available to it at Closing, without any need for outside financing, sufficient funds to consummate the transactions contemplated hereby, including payment in full of all amounts contemplated by Section 2.1 of this Agreement. To the actual knowledge of the senior management of Parent, the information set forth on Schedule 5.5 is accurate in all material respects. Neither Parent nor Buyer makes any representation nor give any warranty to the Company or the Shareholders other than as specifically provided for in this Agreement.
ARTICLE VI    - CONDUCT OF BUSINESS PENDING CLOSING
Section 6.1    Conduct of Business Prior to Closing. Except as expressly provided or permitted herein, as set forth in Schedule 6.1 or as consented to in writing by Parent, during the period commencing on the date of this Agreement and ending at the Closing or such earlier date as this Agreement may be terminated in accordance with its terms (such period is referred to as the “Pre-Closing Period”), the Company shall, and shall cause each of its Subsidiaries to (a) act and carry on the Business in the ordinary course of business consistent with past practice, (b) maintain and preserve its business organization, assets and properties, (c) continue to perform in all material respects under existing Material Contracts in effect on the date hereof (for the respective terms provided in such Contracts), (d) pay its liabilities and Taxes consistent with past practice, (e) keep available the services of the current officers and employees of and consultants to the Company and its Subsidiaries and (f) preserve the current relationships of the Company and its Subsidiaries with customers, suppliers and other Persons with which the Company or any of its Subsidiaries has business relations, all with the express purpose and intent of preserving unimpaired the Company Group’s goodwill and ongoing business. Without limiting the generality of the foregoing, except as expressly provided or permitted herein or as set forth in Schedule 6.1, during the Pre‑Closing Period, the Company shall not, and shall not allow any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of Parent, provided, that, Parent shall exercise commercially reasonable efforts to respond to any written request of the Company for consent directed to the Persons set forth in Schedule 6.1 within seven (7) calendar days of receipt of such request, provided that, if Parent shall fail to respond within such time limit, Parent will be deemed to have accepted such request:
(a)    (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock or any of its other securities, or (iii) purchase, redeem or otherwise acquire any of its capital stock or any securities or obligations convertible into or exchangeable for any of its capital stock or any other of its securities or any rights, warrants or options to acquire any such capital stock or other securities;

(b)    authorize for issuance, issue or sell or agree or commit to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any capital stock of any class or any other securities or equity equivalents;
(c)    cause, make or permit any change (other than any such change requested by Parent and/or Buyer to the Bylaws) or other organizational documents of the Company or any Subsidiary or change the authorized capital stock of the Company or such Subsidiary, as the case may be;
(d)    enter into or amend any agreement other than in the ordinary course of business consistent with past practice;
(e)    (i) incur any Indebtedness for Borrowed Money or guarantee any such indebtedness of another Person, (ii) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances or capital contributions to, or investment in, any other Person, other than a member of the Company Group, or (iv) mortgage, pledge or otherwise encumber any material assets, or create or suffer any material lien thereupon, except, in each case, in the ordinary course of business and consistent with prior practices;
(f)    materially change accounting policies, methods or procedures, except as required by Law or by IFRS;
(g)    (i) increase the rates of direct compensation or bonus compensation payable or to become payable to any officer, employee, agent or consultant of the Company or any Subsidiary, except in accordance with the existing terms of contracts entered into prior to the date of this Agreement or for annual increases of salaries in the ordinary course of business not to exceed $10,000 in the aggregate, (ii) grant or agree to grant or accelerate any right to any severance or termination pay or enter into any contract to make or grant any severance or termination pay or pay or agree to pay any bonus or other incentive compensation to any officer, employee, agent or consultant, or (iii) enter into any new, or amend, terminate or renew any existing employment, severance, consulting or salary continuation agreements;
(h)    enter into, establish, adopt, amend or terminate (except, in each case, (i) as may be required by applicable Law or (ii) to satisfy contractual obligations existing as of the date hereof), any pension, retirement, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, or communicate any intention to take such foregoing actions, in respect of any director, officer or employee of any member of the Company Group;
(i)    make any material acquisition or capital expenditure in excess of $5,000 on an individual basis for the Company and the Subsidiaries, other than in the ordinary course of business and consistent with prior practices;

(j)    sell, lease, license, pledge or otherwise dispose of or encumber any material properties or material assets of the Company or any Subsidiary other than in the ordinary course of business and consistent with prior practices and as set forth in Section 7.13 and in Schedule 8.2(q);
(k)    engage in any sale of any products relating to the Business in excess of 1,200 units without advance written notification to Parent directed to the Person set forth in Schedule 6.1(k);
(l)    except to the extent subject to reserves reflected on the Base Balance Sheet or the footnotes to the reviewed Financial Statements in accordance with IFRS, in the ordinary course of business or as specifically provided in this Agreement, enter into, materially modify, materially amend or terminate any Material Contract to which the Company or any Subsidiary is party, or waive, release or assign any material rights or material claims (including any material write-off or other material compromise of any accounts receivable of the Company or any Subsidiary);
(m)    make or change any Tax election, materially change any method of Tax accounting, amend any income Tax Return, settle any audit, claim, examination or deficiency litigation with respect to any amount of Taxes exceeding $25,000, request any private letter or similar Tax ruling, enter into any closing agreement with any Governmental Authority with respect to any amount of Taxes or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;
(n)    settle or compromise any litigation or other disputes (whether or not commenced prior to the date of this Agreement) other than settlements or compromises for litigation or other disputes where the amount paid in settlement or compromise does not exceed $25,000 in the aggregate, for all such litigation or other disputes;
(o)    enter into, modify, or terminate any Lease, or take any action with respect to any of the Leased Real Property not otherwise required to be taken pursuant to the terms of the Leases;
(p)    acquire or sell any Owned Real Property, or cause or permit any Lien to become effective against the Owned Real Property;
(q)    materially reduce the amount of any insurance coverage provided by existing insurance policies;
(r)    enter into, transfer, amend or accelerate the settlement of any foreign exchange risk hedging Contracts, other than as set forth in Schedule 8.2(q) and other than the necessary purchase of US dollars ($) by the Company Group for the payment, in the ordinary course of business prior to the Closing Date, of invoices received by the Company Group.
(s)    revalue any assets of the Company Group, including writing off notes or accounts receivable, except as required by Law or by IFRS;
(t)    change or alter its treatment of deferred revenues in any way that would have anything other than a de minimis impact on the Company Group’s consolidated financial statements;
(u)    enter into any Affiliated Transaction; or

(v)    enter into any executory agreement, commitment or undertaking to do any of the activities prohibited by the foregoing provisions.
Notwithstanding the foregoing, nothing contained in this Agreement shall give Parent or Buyer, directly or indirectly, the right to control or direct the operations of the Company Group prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, control, supervision and management over its and its Subsidiaries’ operations.
ARTICLE VII    - ADDITIONAL AGREEMENTS
Section 7.1    Access to Information; Confidentiality.
(a)    Without undue disruption of its business, during the Pre-Closing Period, the Company shall, and shall cause each of its officers, employees and agents to, give Parent and Buyer and their representatives reasonable access upon reasonable notice directed to the Persons set forth in Schedule 7.1(a)and during times mutually convenient to Parent and Buyer, on the one hand, and senior management of the Company, on the other hand, to the facilities, properties, employees, books and records of the Company and the Subsidiaries as from time to time may be reasonably requested.
(b)    Any such investigation by Parent or Buyer shall not unreasonably interfere with any of the businesses or operations of the Company. Neither Parent nor Buyer shall, during the Pre-Closing Period, have any contact whatsoever with respect to the Company Group or with respect to the transactions contemplated by this Agreement with any partner, lender, lessor, vendor, customer, supplier, employee or consultant of the Company Group, except in consultation with the Company and then only with the express prior written approval of the Company, which approval shall not be unreasonably withheld. All requests by Parent or Buyer for access or information shall be submitted or directed exclusively to an individual or individuals to be designated by the Company.
(c)    Parent, Buyer, and their Affiliates shall keep information obtained pursuant to this Agreement confidential in accordance with the terms of the Letter Agreement, dated as of November 24, 2016 (the “Confidentiality Agreement”), between Parent and the Company and shall cause each of its directors, members of the Company Board, officers, employees, and advisors to hold the information obtained pursuant to this Agreement, in strict confidence; provided, however, that notwithstanding anything to the contrary in the Confidentiality Agreement, Parent and the Company may issue press release(s) or make other public announcements in accordance with Section 7.3.
Section 7.2    Regulatory and Other Authorizations; Consents.
(a)    The Company, the Shareholders, Parent and Buyer shall use commercially reasonable efforts to obtain the authorizations, consents, orders and approvals necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement.
(b)    The Company, the Shareholders, Parent and Buyer shall furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

(c)    The Shareholders and each of Parent and Buyer shall use commercially reasonable efforts to assist the Company in obtaining the consents of third parties to complete the transactions contemplated by this Agreement, including (i) providing to such third parties such financial statements and other financial information as such third parties may reasonably request, and (ii) agreeing to commercially reasonable adjustments to the terms of the agreements with such third parties; provided that no party hereto shall be required to agree to any material increase in the amount payable or material decrease in the amount owed with respect thereto.
(d)    Subject to reasonable cooperation of the Shareholders’ Representative, Buyer and/or Parent shall ensure that any filings to be made with the Antitrust Authority, to the extent they have not already been made prior to the date hereof, will be made without undue delay and in any event no later than ten (10) Business Days after the date hereof. To the extent permitted by applicable Law, any such filings shall be made by the Buyer on behalf of all parties; provided, however, that the contents of such filings shall require prior written approval of the Shareholders, which shall not unreasonably be withheld or delayed. The Shareholders and Buyer shall closely cooperate in the preparation of such filings. All parties shall closely cooperate in any discussions and negotiations with the competent authorities with the objective to obtain the Antitrust Clearance in the shortest time period reasonably possible. Buyer may withdraw (zurücknehmen) filings made with the competent authorities or agree with such authorities on the extension of any examination period only with the express prior written consent of the Shareholders’ Representative.
(e)    Buyer shall not be obliged to (i) use judicial remedies or to take legal actions in order to obtain the Antitrust Clearance and/or (ii) accept or consent to any material obligations and conditions (Auflagen und Bedingungen), commitments (Zusagen) or other agreements required by any competent merger control authority as a condition to the Antitrust Clearance.
Section 7.3    Public Announcements. The Company Group, the Shareholders, the Regional Managers, Buyer and Parent shall not make, or cause to be made by any of each party’s Affiliates, any press release, public announcement or other communication to any Person who is not a party in respect of this Agreement or any of the transactions contemplated hereby without the prior written consent of Parent and of Shareholders’ Representative as to the form, content, timing and manner of distribution thereof, unless otherwise required by Law, the rules and regulations of the SEC, or applicable stock exchange regulations. Notwithstanding the foregoing, Parent, Buyer and their Affiliates shall not be bound by the provisions of this Section 7.3 following the Closing Date.
Section 7.4    No Solicitations. Other than with respect to the transactions contemplated by this Agreement:
(a)    During the Pre-Closing Period, neither the Company nor any of the Shareholders shall, directly or indirectly, initiate, solicit or encourage any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition or similar transaction involving the purchase of the Company or any Subsidiary, all or substantially all of the Company’s or all or substantially all of any Subsidiary’s assets, or the Company Shares or the capital shares of any Subsidiary.

(b)    During the Pre-Closing Period, neither the Company nor any of the Shareholders will, and the Company will not permit any of the members of the Company Board or any of its officers, employees, advisors, representatives or agents to, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any amount of the assets of the Company or any Subsidiary (other than in the ordinary course of business) or any equity interests of the Company or any Subsidiary (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person or entity, any information concerning the business, operations, properties or assets of the Company or any Subsidiary in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person or entity to do or seek any of the foregoing. The Company shall promptly notify Parent in writing if the Company or any Subsidiary has received any proposal or offer with respect to an Acquisition Transaction.
(c)    The Company and the Shareholders shall, and the Company shall cause its representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any persons or entities (other than Parent and Buyer) conducted heretofore with respect to any of the foregoing.
Section 7.5    Tax Covenants and Agreements. The parties hereto agree that:
(a)    Actions Prior to or on Closing Date. Other than the consummation of the transaction contemplated by this Agreement and other transactions in the ordinary course of business, neither the Company nor any of its Subsidiaries shall take any action prior to or on the Closing Date that is reasonably likely to increase the Tax liability of Parent.
(b)    Tax Returns. The Company will promptly provide or make available to Parent copies of all Tax Returns, reports and information statements that are filed after the date of this Agreement and prior to the Closing Date. The Company shall timely and correctly file all Tax Returns required to be filed on or before the Closing Date, and all such Tax Returns shall be prepared consistent with the Company’s past practices.
(c)    Tax Claims. If any Governmental Authority issues to any member of the Company Group (i) a written notice of its intent to audit, examine, or conduct a proceeding with respect to Taxes or Tax Returns of a member of the Company Group for any period beginning prior to the Closing Date or (ii) a written notice of deficiency, written notice of reassessment, written proposed adjustment, written assertion of claim or written demand concerning Taxes or Tax Returns for any period beginning prior to the Closing Date, Parent or the Company shall notify the Shareholders’ Representative of the receipt of such communication within ten (10) calendar days after receiving such notice (a “Tax Claim”) (but in no event later than three Business Days prior to the expiration of any period prescribed for responding or otherwise taking action with respect to such Tax Claim). No failure or delay of Parent or the Company in the performance of the foregoing shall reduce or otherwise affect the obligations or liabilities of the Shareholders pursuant to this Agreement, except to the extent that such failure precludes the Shareholders or any member of the Company Group from defending against any liability or claim for Taxes that the Shareholders are obligated to pay hereunder. Notwithstanding anything herein to the contrary, including Section 9.3, Parent shall control the conduct and resolution of any Tax Claim, provided that (w) Shareholders’ Representative will be entitled to participate fully in the defense of such Tax Claim at the expense of the Shareholders, and to employ counsel of its choice for such purpose at the Shareholders’ expense, (x) Parent and the Company Group shall provide Shareholders’ Representative with copies of all written communications relating to the Tax Claim, (y) Parent and the Company shall keep Shareholders’ Representative informed regarding the progress of any Tax Claim and consult with Shareholders’ Representative with respect to any issues relating to such Tax Claim if such Tax Claim relates to Taxes for which the Shareholders are liable under this Agreement and (z) Parent and the Company shall not settle or otherwise resolve any Tax Claim (or any issue raised with respect to such Tax Claim) if such settlement or other resolution relates to Taxes for which Shareholders are liable under this Agreement without the prior written consent of the Shareholders’ Representative, such consent not to be unreasonably withheld, delayed or conditioned. For the avoidance of doubt (but not in limitation of other reasonable bases for the failure of the Shareholders’ Representative to consent to a proposed settlement or resolution of a particular Tax Claim), the failure of the Shareholders’ Representative to consent to any proposed settlement or resolution that would result in a payment to a Governmental Authority for which the Shareholders would be liable for indemnification under Article IX in preference to a bona fide written alternative proposed settlement or resolution that would result in a payment to such Governmental Authority of an equal or lesser amount for which the Shareholders would not be liable for indemnification under Article IX shall be deemed reasonable.
Section 7.6    Notification of Certain Matters.
(a)    During the Pre-Closing Period, the Company shall give prompt notice to Parent of the occurrence or non-occurrence of any event (such occurrence or nonoccurrence, a “Pre-Closing Adverse Change”) that results in the breach of any representation, warranty, covenant or agreement of the Company herein such that any closing condition contained in Sections 8.2(a) and 8.2(b) would not be satisfied (assuming that the Closing were to occur at such time). Upon notification of the occurrence of any Pre-Closing Adverse Change that is based on an event that occurs after the date of this Agreement, the Buyer may, at its option, either (i) terminate this Agreement without any further obligation or liability of any party hereto to the others as a result of such termination or (ii) waive the closing condition or conditions that would not be satisfied as a result of such Pre-Closing Adverse Change (so long as such waiver would not cause the Closing to violate applicable Law), in which case the breach resulting from such occurrence or nonoccurrence shall be deemed not to give rise to any Losses indemnifiable under Article IX hereof.
(b)    During the Pre-Closing Period, Parent shall give prompt notice to the Company of the occurrence or non‑occurrence of any event that results in the breach of any representation, warranty, covenant or agreement of Parent herein such that any closing condition contained in Sections 8.3(a) and 8.3(b) would not be satisfied (assuming that the Closing were to occur at such time); provided, however, that the delivery of any notice pursuant to this Section 7.6(b) shall not limit or otherwise affect the remedies available to the Company hereunder.
(c)    During the Pre-Closing Period, each of the Company and Parent shall give prompt notice to the other of (i) any notice or other communication from any Person alleging that the authorization, license, permit, consent, waiver or approval of such Person is or may be required in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby or thereby, (ii) any notice or other communication from any Governmental Authority in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby or thereby and (iii) any claim relating to or involving or otherwise affecting such party that relates to this Agreement, the other Transaction Documents and the transactions contemplated hereby or thereby.
(d)    During the Pre-Closing Period, the Company shall give prompt notice to Parent of any fact, event, change, development, circumstance or effect occurring after the date hereof (or of which it became aware after the date hereof) that has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(e)    During the Pre-Closing Period, Parent and Buyer shall give prompt notice to the Company of any fact, event, change, development, circumstance or effect occurring after the date hereof (or of which it became aware after the date hereof) that has had or could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 7.7    Employee Matters/Corporate Directors. The members of the Company Group and the Shareholders shall, and shall cause each of their respective agents and representatives to, subject to the prior written approval of Denis Guyennot (such approval not to be unreasonably withheld, conditioned or delayed), take all actions that may be reasonably requested by Parent, at Parent’s expense, with such request directed to the Persons set forth on Schedule 7.7 prior to the Closing Date with respect to prospective changes to the employment status of any employees, consultants or other agents of any member of the Company Group. Parent and/or Buyer shall offer terms of employment or consulting arrangements to the individuals set forth on Schedule 7.7, on the terms set forth on Schedule 7.7, in each case subject to Closing.
Section 7.8    Interested Party Transactions. Except as set forth on Schedule 7.8, prior to the Closing, the Company Group shall have taken all actions necessary to terminate, and shall cause to be terminated effective as of the Closing, the Contracts, transactions and any other arrangements all as set forth in Schedule 3.19, in each case without any further liability or obligation of the Company Group.
Section 7.9    Further Action. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its respective commercially reasonable efforts to promptly take, or cause to be taken promptly, all appropriate action, promptly do, or cause to be promptly done, all things necessary, proper or advisable under applicable Laws and execute and promptly deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement to cause all conditions to the obligations of the other parties hereto to effect the transactions contemplated hereby to be satisfied, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

Section 7.10    Resignation of Officers and Directors. The Company shall cooperate with Parent to effect the replacement of the corporate officers and corporate directors of the Company and each of its Subsidiaries as set forth in Schedule 7.10 with corporate directors and corporate officers appointed by Parent at Parent’s expense, to the extent possible under local Laws, as of the Closing. Provided that Parent shall have provided the Company with reasonable advance notice of the identity of the persons to be appointed in replacement, the Company shall obtain the written resignations of the said corporate officers and corporate directors of the Company and each of its Subsidiaries effective as of the date of their effective replacement by officers and directors appointed by Parent.
Section 7.11    Financial Statements.
(a)    As soon as reasonably practicable, but in any event prior to the Closing, the Company shall prepare and deliver, or cause to be prepared and delivered, to Parent the historical financial information set forth on Schedule 7.11(a), which represents the information that Parent has determined may be required to be audited and filed by Parent with the SEC pursuant to Item 9.01 of the Current Report on Form 8‑K as contemplated by the Exchange Act and the rules and regulations promulgated thereunder as such required financial information is modified by any relief granted to Parent by the SEC with respect to the scope of financial information required to be filed together with an audit opinion thereon from the Audit Accountants (as defined herein) in the form required by the SEC and applicable stock exchange, all of which shall be in English (the “Historical Financial Information”). Notwithstanding the foregoing, if the Closing Date is within twenty (20) days of the end of a fiscal period of the Company, the Company shall deliver the financial information set forth on Schedule 7.11(a) for that fiscal period as soon as possible following Closing, but in any event no later than thirty (30) days following Closing. The Company covenants that the Historical Financial Information will be prepared in accordance with either (i) U.S. Generally Accepted Auditing Standards or (ii) standards of the Public Company Accounting Oversight Board, in either case as of the dates and for the periods indicated. The Company will also cooperate in all reasonable respects with the applicable accounting firm (the “Audit Accountants”) in connection with this audit of the Historical Financial Information. The Company, Buyer and Parent further covenant that the costs of the preparation, review and audit of the Historical Financial Information shall be borne by Parent.
(b)    The Company will cooperate in all reasonable respects with Parent in Parent’s preparation of the pro forma financial information relating to the acquisition required pursuant to Item 9.01 of the Current Report on Form 8-K as contemplated by the Exchange Act and the rules and regulations promulgated thereunder (the “Pro Forma Financial Information,” and together with the Historical Financial Information, the “Required Financial Information”), providing reasonable access to such of the Company’s personnel, advisors and accountants as may be necessary to prepare such Pro Forma Financial Information, and generally cooperating with Parent’s reasonable requests in order to facilitate such preparation.
(c)    The parties further acknowledge that the foregoing financial information must be filed by Parent with the SEC under cover of an amendment to a Current Report on Form 8-K not less than seventy one (71) calendar days after the initial filing of such Current Report on Form 8-K, which initial filing must be filed by Parent with the SEC not less than four (4) days (as calculated under the SEC’s rules and regulations) after the Closing Date. Accordingly, time is of the essence with respect to the observance of this covenant. The parties also acknowledge that any Parent filings under the Securities Act that require the Required Financial Information also necessitate timely cooperation, including cooperation in the performance of incremental audit procedures necessary, by the Company to facilitate the execution and filing of an accountant’s consent. The Company covenants and agrees to promptly cooperate from and after the Closing Date to facilitate such actions and will use commercially reasonable efforts to cause the Audit Accountants to perform such procedures and deliver any such consent from time to time as requested by Parent.
Section 7.12    Non-Competition, Non-Solicitation and Confidentiality.
(a)    Non-Competition. During the thirty-month period beginning on the Closing Date (the “Non-Compete Period”), in order to maintain and preserve the fair market value of the Company Shares, neither the Shareholders nor the Regional Managers shall, nor shall authorize any of their respective Affiliates to, directly or indirectly, engage (whether as an owner, operator, manager, employee, officer, director, consultant, advisor, representative or otherwise) anywhere in the world in any business or activities that the Company or any Subsidiary conducts as of the Closing Date, including, without limitation, distributing and reselling consumer products of Parent; provided that ownership of less than 2% of the outstanding stock of any publicly traded corporation shall not be deemed to be engaging solely by reason thereof in any of such business or activities. The Shareholders, Regional Managers and Buyer confirm that no amount or consideration is received or receivable by the Shareholders or Regional Managers for granting the non-competition covenants provided herein (the “Non-Compete”).
(b)    Non-Solicitation. Each Shareholder and Regional Manager agrees that, during the Non-Compete Period, without the prior written consent of Parent, such Shareholder or Regional Manager shall not, and shall not authorize any of his or its Affiliates to, directly or indirectly:
(i)    contact, approach or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or actually hire any employee of the Company or any Subsidiary or of Parent or Buyer and their Affiliates introduced to such Shareholder or Regional Manager in connection with this Agreement or the transactions contemplated hereunder;
(ii)    solicit or attempt to induce any customer or other business relation of Parent or Buyer into any business relationship which might materially harm the Company or any Subsidiary or Parent or Buyer or any of their respective Affiliates, or to divert any such customer or business relation to any other entity or Person; or
(iii)    disparage the Company, any Subsidiary, Parent, Buyer or any of their respective Affiliates or any of their respective officers, directors, principals or employees.
(c)    Confidential Information. Each Shareholder and Regional Manager shall treat and hold as confidential any information concerning the business and affairs of the Company and the Subsidiaries that is transferred hereby that is not already generally available to the public, including any notes, analyses, compilations, studies, forecasts, interpretations or other documents that are derived from, contain, reflect or are based upon any such information (the “Confidential Information”), refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession or under his or its control. Notwithstanding the foregoing, Confidential Information shall not include information that is (i) generally available to the public other than as a result of a breach of this Section 7.12(c) or other act or omission of any Shareholder or Regional Manager or (ii) rightfully received after the Closing Date from a third party not under any obligation of confidentiality with respect to such information. In the event that any Shareholder or Regional Manager is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, administrative demand or similar process) to disclose any Confidential Information, such Person shall notify Buyer promptly of the request or requirement. If any Shareholder or Regional Manager is compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Person may disclose the Confidential Information to the tribunal; provided that such disclosing Person shall use its reasonable efforts to obtain, at the request of Buyer, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.
(d)    Remedy; Enforcement; Acknowledgement. Each Shareholder and Regional Manager acknowledges and agrees that in the event of a breach by it or him (or any of its or his Affiliates) of any of the provisions of this Section 7.12, monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach and notwithstanding anything to the contrary contained herein, Buyer and/or Parent and/or their successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7.12 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. Each Shareholder and Regional Manager acknowledges and agrees that (i) the restrictions contained in this Section 7.12 are reasonable in all respects (including, without limitation, with respect to the subject matter, time period and geographical area) and are necessary to protect Buyer’s and Parent’s interests in, and value of, the Company and the Subsidiaries, (ii) the Shareholders and Regional Managers are primarily responsible for the creation of such value, and (iii) Buyer and Parent would not have consummated the transactions contemplated hereby without the restrictions contained in this Section 7.12.
Section 7.13    Sale of Robot-Advance Business. The parties agree that the Company Group may sell the Robot-Advance Business at or prior to the Closing; provided, however, that the consideration paid for such sale shall only be cash.
Section 7.14    Share Transfer. The Company shall carry out, prior to Closing, the repurchase of its shares held by Garibaldi Participations through a capital reduction followed by a cancellation of said shares in compliance with French laws and in accordance with the shareholders’ decisions dated July 13, 2017 and attached to this Agreement as Schedule 7.14(a) (the “Garibaldi Buy-Back”). The Shareholders hereby approve the Garibaldi Buy-Back and undertake to take all necessary steps and corporate decisions to complete the Garibaldi Buy-Back. Should the Garibaldi Buy-Back not be completed prior to Closing, for any reason whatsoever, the Principal Shareholder hereby irrevocably grants the right to the Buyer to exercise the Garibaldi Call Option in place of the Principal Shareholder, in accordance with article 8 (faculté de substitution) of the Garibaldi Call Option. The Principal Shareholder hereby agrees not to transfer the Garibaldi Call Option to any party other than Buyer. Further, the Principal Shareholder hereby agrees not to transfer or exercise the rights of the Principal Shareholder set forth in the agreements set forth on Schedule 7.14(b).
ARTICLE VIII     - CONDITIONS TO CLOSING
Section 8.1    Conditions to the Obligations of Each Party to Effect the Closing. The respective obligations of each party to effect the transactions contemplated by this Agreement are subject to the fulfillment or waiver by consent of the other party, where permissible, at or prior to the Closing, of each of the following conditions:
(a)    Governmental Consents. All licenses, permits, consents, authorizations, approvals, qualifications and orders of Governmental Authorities set forth in Schedule 3.4 shall have been obtained and shall be in full force and effect.
(b)    No Injunctions, Orders or Restraints; Illegality. No preliminary or permanent injunction or other order, decree or ruling issued by a court or other Governmental Authority of competent jurisdiction nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Authority of competent jurisdiction shall be in effect which would have the effect of (i) making the consummation of the transactions contemplated hereby illegal or (ii) otherwise prohibiting the consummation of the transactions contemplated hereby.
Section 8.2    Additional Conditions to Obligations of Parent and Buyer. The obligations of Parent and Buyer to effect the Closing are further subject to the satisfaction of the following conditions, any one or more of which may be waived by Parent and Buyer at or prior to the Closing to the extent permitted by applicable Law:
(a)    Representations and Warranties of the Company and the Shareholders. The representations and warranties of the Company and the Shareholders contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, except (i) to the extent such representations and warranties expressly relate to an earlier date or time, in which case such representations and warranties shall be true and correct as of such earlier date or time and (ii) the representations and warranties of the Shareholders set forth in Section 4.4 shall be true and correct in all respects at and as of the Closing Date.
(b)    Performance and Obligations of the Company and the Shareholders. Each of the Company and the Shareholders shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with on or prior to the Closing.

(c)    No Company Material Adverse Effect. Since the date of the Agreement, no change, event, circumstance, development or effect has occurred that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.
(d)    Certificate. The Company shall have delivered to Parent a certificate executed by the President of the Company, dated as of the Closing Date, certifying as to (i) the accuracy of the statements set forth in Sections 8.2(a), 8.2(b) and 8.2(c), (ii) the incumbency of officers of the Company executing documents executed and delivered in connection herewith, (iii) the copies of the Bylaws or other equivalent organizational documents of the Company, each as in effect from the date of this Agreement until the Closing Date and (iv) if applicable, a copy of the votes of the Company Board and the Shareholders authorizing and approving the applicable matters contemplated hereunder.
(e)    Release. The Company shall have delivered general releases signed by each of the Shareholders and by each officer and director of the Company and each Subsidiary in the form attached hereto as Exhibit C.
(f)    Consulting Agreement. The Company shall have delivered or caused to be delivered to Parent the Consulting Agreement executed by the Principal Shareholder represented by Denis Guyennot.
(g)    Escrow Agreements. The Shareholders’ Representative shall have executed and delivered the Escrow Agreement and the Shareholders’ Representative and the Shareholders shall have executed and delivered the Shareholders’ Representative Escrow Agreement.
(h)    Resignation of Company Board and Officers. Parent shall have received the resignations of the corporate officers of the Company and the members of the Company Board set forth in Schedule 7.10.
(i)    Estimated Closing Statement. The Company shall have delivered the Estimated Closing Statement and the calculations required by Section 2.6(a)(i) in accordance with the terms thereof.
(j)    Third-Party Consents. All consents of third parties set forth in Schedule 8.2(j) shall have been obtained and shall be in full force and effect.
(k)    Termination of Contracts. All contracts set forth in Schedule 8.2(k)(i) shall have been terminated, it being specified that Buyer and/or Parent will bear all costs of termination and all responsibility of any claim that might arise following such termination. All contracts set forth in Schedule 8.2(k)(ii) shall have been terminated.
(l)    Shares Transfer Orders. Subject to the payment on the Closing Date of (i) the Shareholders’ respective portion of the Closing Date Purchase Price and of (ii) the Working Capital Escrow Amount and of the Indemnification Escrow Amount, the Shareholders shall have delivered the signed transfer orders of the Company Shares for the purpose of article R228-10 of the French Commercial Code.
(m)    Security Transfer Register and Shareholders Accounts. Subject to the payment on the Closing Date of (i) the Shareholders’ respective portion of the Closing Date Purchase Price and of

(ii) the Working Capital Escrow Amount and of the Indemnification Escrow Amount, the Company shall deliver the up-to-date security transfer register (“registre des mouvements de titres”) with the shareholders accounts (“comptes individuels d'associés”) of the Company evidencing full transfer to the Purchaser effective as at Closing of all such Company Shares.
(n)    Tax Transfer Forms. Subject to the payment on the Closing Date of (i) the Shareholders’ respective portion of the Closing Date Purchase Price and of (ii) the Working Capital Escrow Amount and of the Indemnification Escrow Amount, the Shareholders shall have delivered duly signed tax transfer forms (“formulaire Cerfa n°2759 DGI”) with respect to the Company Shares.
(o)    Evidence of the Release of the Company Shares Pledges. The Company shall have delivered a certified copy from the legal representative of the Company of the documents signed by the relevant beneficiaries of the Company Shares Pledges evidencing the full and immediate release of the Company Shares Pledges.
(p)    Financial Audits. The Company shall have delivered to Parent true and complete copies of the Required Financial Information, including the executed audit reports of the external auditor relating thereto.
(q)    The matters set forth on Schedule 8.2(q) have been completed.
Section 8.3    Additional Conditions to Obligations of the Company and the Shareholders. The obligation of the Company and the Shareholders to effect the Closing is further subject to the satisfaction of the following conditions, any one or more of which may be waived by the Company at or prior to the Closing to the extent permitted by applicable Law:
(a)    Representations and Warranties. The representations and warranties of Parent and Buyer contained in this Agreement shall be, with respect to those representations and warranties qualified by any materiality standard, true and correct in all respects at and as of the Closing Date, and with respect to all other representations and warranties, true and correct in all material respects at and as of the Closing Date, except, in both instances, to the extent such representations and warranties expressly relate to an earlier date or time (in which case such representations and warranties shall be true and correct in all respects, or in all material respects, as appropriate, on and as of such earlier date), with only such exceptions which, in the aggregate, would not be reasonably likely to have a Parent Material Adverse Effect.
(b)    Performance of Obligations of Parent and Buyer. Each of Parent and Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with on or prior to the Closing.
(c)    Certificate. Each of Parent and Buyer shall have delivered to the Shareholders a certificate executed by a duly authorized officer of Parent and of Buyer, dated as of the Closing Date, certifying as to (i) the accuracy of the statements set forth in Sections 8.3(a) and 8.3(b), (ii) the copies of the Bylaws or other equivalent organizational documents of the Parent and Buyer, each as in effect from the date of this Agreement until the Closing Date and (iii) if applicable, a copy of the votes of the board of directors of Parent and Buyer authorizing and approving the applicable matters contemplated hereunder.

(d)    Escrow Agreement. Parent shall have executed and delivered the Escrow Agreement.
(e)    Purchase Price. Parent or Buyer shall have delivered to the Shareholders’ Representative evidence of effective payment by Buyer on the Closing Date of (i) the Shareholders’ respective portion of the Closing Date Purchase Price, (ii) the Working Capital Escrow Amount, (iii) the Indemnification Escrow Amount and (iv) the Shareholders’ Representative Reimbursement Amount.
(f)    Buyer and/or Parent and/or their Affiliates shall have executed, or taken all actions within their control to cause the applicable members of the Company Group to execute, for all corporate directors officers who had to (i) resign from their office or (ii) terminate a consulting agreement or equivalent with the Company Group as a request from Parent/Buyer in this Agreement, to hire them under a new employment contract with similar terms and conditions as they used to have as corporate officers of the Company Group or through the execution of a consulting agreement or equivalent, and including for the concerned persons the bonuses and benefits provided for in Schedule 7.7.
(g)    Buyer and/or Parent and/or their Affiliates shall have executed, or taken all actions within their control to cause the applicable members of the Company Group to execute, the agreements set forth in Schedule 7.7.
(h)    Buyer and/or Parent shall have taken all actions within its control to cause the Company to deliver and execute the Consulting Agreement.
ARTICLE IX    - SURVIVAL OF REPRESENTATIONS AND
WARRANTIES; INDEMNIFICATION
Section 9.1    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Parent, Buyer, Shareholders and the Company contained herein, as the case may be, shall survive the Closing and shall remain in full force and effect until 11:59 pm (Boston time) on the second anniversary of the Closing Date (the “Indemnification Cut-Off Date”); provided, however, that (i) the representations and warranties of the Company and the Shareholders made pursuant to Sections 3.1, 3.2, 3.3, 3.4 and 3.15, (ii) the representations and warranties of the Shareholders made pursuant to Sections 4.1, 4.2, 4.4 and 4.5, and (iii) the representations and warranties of the Parent and Buyer made pursuant to Sections 5.1, 5.2, 5.3 and 5.4 (collectively, the “Fundamental Representations”) shall survive indefinitely or until latest date permissible under applicable Law; and provided further, however, that the representations and warranties of the Company and the Shareholders made pursuant to Sections 3.8, 3.9 and 3.11 (collectively, the “Tax, Employee and Benefit Representations”) shall survive until thirty (30) days after the expiration of the applicable statute of limitations. The covenants and agreements of the parties contained in this Agreement shall survive indefinitely or for such shorter period as is explicitly specified therein with respect thereto, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by Law. Any investigation or other examination that may have been made by any party seeking indemnification under this Agreement on or before the Closing Date shall not limit, diminish or in any way affect the representations and warranties of any other party set forth in this Agreement or any certificate, document or other instrument delivered pursuant to or in connection herewith, and such party may rely on such representations, warranties and covenants irrespective of any information obtained by such party by any investigation, examination or otherwise. Notwithstanding the preceding sentences, any breach of any representation, warranty, covenant or agreement in respect of which indemnification may be sought under this Article IX shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnification shall have been given to the party against whom such indemnification may be sought prior to such time.
Section 9.2    Indemnification.
(a)    Subject to the other terms and conditions of this Agreement, the Shareholders shall severally (based on such Shareholder’s pro rata share as set forth on Schedule A) and not jointly, indemnify, defend and hold harmless Parent and Buyer and their respective officers, directors and members of their boards or representatives (each a “Parent/Buyer Indemnified Party”) to the extent of any Losses asserted against, imposed upon or incurred or sustained by any of the Parent/Buyer Indemnified Parties, as the same are incurred, arising out of, relating to, resulting from, or in whole or in part sustained in connection with:
(i)    the breach of any representation or warranty of the Company or the Shareholders contained in Article III and its Schedules or the breach of any representation or warranty of the Company or the Shareholders contained in any certificate or letter delivered pursuant to Article III of this Agreement, other than in respect of the Fundamental Representations;
(ii)    the breach of any representation or warranty of the Company or the Shareholders in respect of the Fundamental Representations contained in Article III hereof;
(iii)    the breach of any representation or warranty of the Shareholders contained in Article IV and its Schedules or the breach of any representation or warranty of the Shareholders contained in any certificate or letter delivered pursuant to Article IV of this Agreement, other than in respect of the Fundamental Representations;
(iv)    the breach of any representation or warranty of the Shareholders in respect of the Fundamental Representations in Article IV hereof;
(v)    any Pre-Closing Taxes (except to the extent that such Pre-Closing Taxes were taken into account for purposes of calculating any Working Capital adjustment pursuant to Section 2.6);
(vi)    any breach of any covenant or agreement of the Company, the Shareholders or the Regional Managers contained herein or contained in any Schedule to this Agreement or any certificate delivered pursuant to this Agreement;
(vii)    the amount of any Company Transaction Expenses, except to the extent that such Company Transaction Expenses have been included in the Payoff Instructions;

(viii)    any Change in Control Payments and Bonuses not paid prior to the Closing and not included as a deduction to Purchase Price at Closing;
(ix)    the item set forth on Schedule 9.2(a)(ix), to the extent set forth therein;
(x)    the items set forth on Schedule 9.2(a)(x), to the extent set forth therein; and
(xi)    the items set forth on Schedule 9.2(a)(xi).
For the avoidance of doubt, the parties agree that the Parent/Buyer Indemnified Parties shall not be entitled to indemnification under this Article IX for any Loss to the extent included in the determination and the calculation of the Purchase Price at Closing.
(b)    The Parent/Buyer Indemnified Parties’ indemnification rights pursuant to Section 9.2(a) shall be limited as follows:
(i)    The Parent/Buyer Indemnified Parties shall not be entitled to any indemnification pursuant to Section 9.2(a)(i), Section 9.2(a)(iii) or Section 9.2(a)(x) until the aggregate dollar amount of all such Losses that would otherwise be indemnifiable equals or exceeds US$300,000 (the “Threshold”), at which time the Parent/Buyer Indemnified Parties shall be entitled to indemnification of all Losses in excess of the first US$300,000 that would otherwise be indemnifiable pursuant to Section 9.2(a)(i), Section 9.2(a)(iii) and Section 9.2 (a)(x).
(ii)    The Parent/Buyer Indemnified Parties shall only be entitled to seek indemnification pursuant to Section 9.2(a)(i), Section 9.2(a)(iii) and Section 9.2(a)(x) with respect to any single claim or series of related claims that involves Losses in excess of US$7,000, and any claim below such threshold shall be excluded for purposes of the aggregate Loss calculations in clause (i) above.
(iii)    Subject to Section 9.5, the Parent/Buyer Indemnified Parties shall not be entitled to seek indemnification for any amount of indemnifiable Losses pursuant to this Agreement (other than indemnifiable Losses resulting from a breach of any Fundamental Representations) in excess of US$16,000,000, provided that the Parent/Buyer Indemnified Parties shall not be entitled to seek indemnification pursuant to Section 9.2(a)(ix) for any amount of indemnifiable Losses in excess of US$10,000,000. Subject to Section 9.5, the Parent/Buyer Indemnified Parties shall not be entitled to seek indemnification for any amount of indemnifiable Losses pursuant to this Agreement resulting from a breach of any Fundamental Representations in excess of the Purchase Price.
(iv)    For purposes of determining the amount of Losses arising from a breach of or inaccuracy in any representation, warranty, covenant or obligation of the parties in this Agreement but not for purposes of determining whether any such representation, warranty, covenant or obligation has been breached or is inaccurate, limitations or qualifications as to dollar amount, materiality or Material Adverse Effect set forth in such representation, warranty, covenant or obligation shall be disregarded.
(v)    No indemnification shall be payable to a Parent/Buyer Indemnified Party (i) with respect to claims asserted by such Parent/Buyer Indemnified Party pursuant to Section 9.2(a)(i) or Section 9.2(a)(iii) after Indemnification Cut-Off Date or (ii) pursuant to Section 9.2(a)(ii) and Sections 9.2(a)(iv) — (xi) after the end of the applicable survival period in accordance with Section 9.1.
(vi)    The Parent/Buyer Indemnified Parties shall first seek satisfaction for any Losses for which indemnification is available hereunder under Section 9.2(a) solely out of the Indemnification Escrow Fund, until all funds held in the Indemnification Escrow Fund have been exhausted.
(vii)    The amount of Losses payable under this Article IX shall be reduced by any and all amounts actually recovered by the Parent/Buyer Indemnified Party and/or the Company Group under applicable insurance policies or from any other Person responsible therefor (net of any expenses incurred by such Parent/Buyer Indemnified Party in collecting such amount).  If the Parent/Buyer Indemnified Party and/or the Company Group actually receives any amounts under applicable insurance policies or from any other Person responsible for any indemnified Losses subsequent to an indemnification payment therefor pursuant to this Article IX, then such Parent/Buyer Indemnified Party shall promptly pay such amounts to the Shareholders up to such amounts actually received by the Parent/Buyer Indemnified Party and/or the Company Group, net of any expenses incurred by such Parent/Buyer Indemnified Party in collecting such amounts.
(viii)    The Shareholders shall not be held liable for indemnification under this Article IX to the extent the Loss for which indemnification is sought is (i) directly and solely the result of any voluntary action on the part of the Buyer and/or Parent and/or their Affiliates after the Closing Date or (ii) attributable to any change in accounting methods (including consolidation methods) enacted following the Closing Date or the Company Group’s compliance (in accordance with applicable Law) with the covenants and agreements set forth in this Agreement.
(ix)    The Shareholders shall not be held liable for indemnification under this Article IX in respect of any breach of representation or warranty which would not have occurred but for any Law passed after the date of this Agreement.
(x)    Any indemnification due by the Shareholders under this Article IX shall in all cases be limited to the amount of the Loss, notwithstanding the fact that the event giving rise to the Shareholders’ obligation may originate from an inaccuracy of several of the representations made under Article III and/or Article IV of this Agreement.
(xi)    Any deficiency assessed by a Tax authority the sole effect of which is to shift a Tax liability from one fiscal year to another shall give rise to indemnification by the

Shareholders under this Article IX only insofar as any member of the Company Group is required to pay a penalty or interest charge in relation thereto.
(xii)    The amount of any Losses subject to indemnification under this Article IX shall be calculated net of any Loss Tax Benefit actually realized by a Parent/Buyer Indemnified Party and/or any member of the Company Group in the year of the Losses giving rise to such indemnification claim.
(xiii)    If a claim is based upon a liability that is contingent only, no indemnification shall be due under this Article IX unless and until such liability becomes due and payable.
(xiv)    If a claim relates to a payment being owed by the Company Group, the Shareholders will only be liable under this Article IX once the corresponding payment is due and has actually been made by the Company Group.
(xv)    If any loss accrual set forth on Schedule 9.2(b)(xv) is settled for an amount less than the corresponding loss accrual included in the Closing Balance Sheet, the difference shall be set off against the indemnification obligations of the Shareholders under this Article IX.
Section 9.3    Procedures.
(a)    General. Promptly after the discovery by any Parent/Buyer Indemnified Party of any Loss or Losses, claim or breach, including any Tax Claim or any claim by a third Person (a “Third-Party Claim”), that would reasonably be expected to give rise to a claim for indemnification hereunder, the Parent/Buyer Indemnified Party shall deliver to the Shareholders’ Representative a certificate (a “Claim Certificate”) that:
(i)    states that the Parent/Buyer Indemnified Party has paid or properly accrued Losses, or reasonably anticipates that it may or will incur liability for Losses, for which such Parent/Buyer Indemnified Party may be entitled to indemnification pursuant to this Agreement; and
(ii)    specifies in reasonable detail, to the extent practicable and available, each individual item of Loss included in the amount so stated, the basis for any anticipated liability, all available evidence and the nature of the misrepresentation, default, breach of warranty or breach of covenant or claim to which each such item is related and, to the extent computable, the computation of the amount to which such Parent/Buyer Indemnified Party claims to be entitled hereunder; provided, that, subject to the limitations set forth in Section 9.1, no delay on the part of any Parent/Buyer Indemnified Party in notifying the Shareholders’ Representative shall relieve any Shareholder of any liability or obligations hereunder except to the extent that such Shareholder has been prejudiced thereby, and then only to such extent.
(b)    Objection. If the Shareholders’ Representative objects to the indemnification of a Parent/Buyer Indemnified Party in respect of any claim or claims specified in any Claim Certificate, the Shareholders’ Representative shall deliver a written notice specifying in reasonable detail the basis for such objection to the Parent/Buyer Indemnified Party within thirty (30) days after receipt by the Shareholders’ Representative of such Claim Certificate. Thereafter, the Shareholders’ Representative and the Parent/Buyer Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties for a period of not less than sixty (60) days after receipt by the Parent/Buyer Indemnified Party of such written objection with respect to each of such claims to which the Shareholders’ Representative has objected. If the Parent/Buyer Indemnified Party and the Shareholders’ Representative agree with respect to any of such claims, the Parent/Buyer Indemnified Party and the Shareholders’ Representative shall promptly prepare and sign a memorandum setting forth such agreement and, if applicable, an instruction to the Escrow Agent. Should the Parent/Buyer Indemnified Party and the Shareholders’ Representative fail to agree as to any particular item or items or amount or amounts within such sixty (60) day period, then either party shall be entitled to pursue its available remedies for resolving its claim for indemnification. Notwithstanding the foregoing, in the event that the Parent/Buyer Indemnified Party seeks recovery against the Indemnification Escrow Amount, the time periods set forth herein shall run concurrently with and be without duplication of the time periods set forth in the Escrow Agreement.
(c)    Parent/Buyer Indemnified Party Defense; Settlement. The Parent/Buyer Indemnified Party shall have the right in its sole discretion to conduct the defense of any Third-Party Claim; provided, however, (w) that the Shareholders’ Representative will be entitled to participate fully in the defense of such Third-Party Claim at the expense of the Shareholders, and to employ counsel of its choice for such purpose at the Shareholders’ expense, (x) that the Shareholders’ Representative shall have the right to request and receive copies of all pleadings, notices and communications with respect to the Third-Party Claim, except to the extent that receipt of such documents would, in the good faith opinion of Parent (after consultation with outside counsel), adversely affect any privilege relating to any Parent/Buyer Indemnified Party, (y) that Parent and the Company shall keep the Shareholders’ Representative informed regarding the progress of any Third-Party Claim, and (z) that any settlement of any such Third-Party Claim shall be effected with the prior written consent of the Shareholders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed, but if such consent is unreasonably withheld, conditioned or delayed then such consent shall not be required; provided further, however, that the Shareholders’ Representative shall have the right to conduct the defense of the matter set forth on Schedule 9.3(c). If any such action or claim is so settled or if there be a final judgment for the plaintiff in any such action, the Parent/Buyer Indemnified Party shall be entitled to indemnification for the amount of any Loss relating thereto. For the avoidance of doubt (but not in limitation of other reasonable bases for the failure of the Shareholders’ Representative to consent to a proposed settlement or resolution of a particular Third-Party Claim), the failure of the Shareholders’ Representative to consent to any proposed settlement or resolution that would result in a payment to a third party pursuant to such Third-Party Claim for which the Shareholders would be liable for indemnification under this Article IX in preference to a bona fide written alternative proposed settlement or resolution that would result in a payment to such third party of an equal or lesser amount for which the Shareholders would not be liable for indemnification under this Article IX shall be deemed reasonable.
(d)    Shareholders’ Representative Defense; Settlement. In the event the Parent/Buyer Indemnified Party elects not to defend the Third-Party Claim and with respect to the matter set forth on Schedule 9.3(c), the Shareholders’ Representative may defend such claim at the Shareholders’ sole cost and expense. In such event, the Shareholders’ Representative shall not have any right to settle, adjust or compromise any Third-Party Claim without the express written consent of the Parent/Buyer Indemnified

Party against whom the Third-Party Claim has been asserted, which consent shall not be unreasonably withheld, conditioned or delayed, but if such consent is unreasonably withheld, conditioned or delayed then such consent shall not be required; provided, however, that the Shareholders’ Representative shall have the right to settle the matter set forth on Schedule 9.3(c) as set forth therein.
(e)    Agreed Claims. Claims for Losses specified in any Claim Certificate to which the Shareholders’ Representative did not object in writing within thirty (30) days of receipt of such Claim Certificate, claims for Losses covered by a memorandum of agreement of the nature described in Section 9.3(b) and claims for Losses the validity and amount of which have been the subject of a final non-appealable resolution by arbitration or of a final non-appealable judicial determination are hereinafter referred to, collectively, as “Agreed Claims.” The Parent/Buyer Indemnified Party shall be entitled to payment for any Agreed Claim within ten (10) Business Days of the determination of the amount of any such Agreed Claims.
Section 9.4    Treatment of Indemnity Payments. All payments made pursuant to this Article IX shall be treated as adjustments to the purchase price for Tax purposes, and such agreed treatment shall govern for purposes of this Agreement.
Section 9.5    Remedies Exclusive. Parent and Buyer agree that, following the Closing, the sole and exclusive remedy for money damages for any matters relating to this Agreement, the Escrow Agreement and any certificate or instrument delivered pursuant hereto shall be the rights to indemnification set forth in this Article IX. Notwithstanding anything to the contrary contained in this Agreement, the limitations set forth in this Article IX shall not apply with respect to fraud, willful misconduct or intentional misrepresentation in connection with the transactions contemplated by this Agreement; provided, however, in no event shall the liability of the Shareholders with respect to this Agreement exceed the excess of the Purchase Price over the aggregate amount of any other indemnification payments made by the Shareholders under this Agreement. For the avoidance of doubt, nothing in this Agreement (including without limitation this Section 9.5) shall preclude the Company (prior to the Closing), or Shareholders’ Representative, Parent or Buyer from pursuing any and all remedies it may have in Law or at equity with respect to any claims that they have against any other Party hereto (other than, with respect to Parent and Buyer, claims for money damages). Notwithstanding anything to the contrary contained in this Agreement, in the event that any of the Persons listed on Schedule 9.5 are unable to satisfy any of such Person’s indemnification obligations pursuant to this Agreement, the liability for such indemnification obligations shall be joint and several as set forth on Schedule 9.5.
Section 9.6    Shareholders’ Representative.
(a)    By virtue of the adoption of this Agreement, each Shareholder hereby initially appoints, as of the date hereof, the Principal Shareholder as the Shareholders’ Representative. The Shareholders’ Representative shall have full power and authority to take all actions under this Agreement and the Escrow Agreements that are to be taken by the Shareholders’ Representative. The Shareholders’ Representative shall take any and all actions which he, she or it believes are necessary or appropriate under this Agreement and the Escrow Agreements, including, without limitation, executing the Escrow Agreements as Shareholders’ Representative, giving and receiving any notice or instruction permitted or required under this Agreement or the Escrow Agreements by the Shareholders’ Representative, interpreting all of the terms and provisions of this Agreement and the Escrow Agreements, making payments, authorizing payments to be made with respect hereto or thereto, obtaining reimbursement as provided for herein for all out-of-pocket fees and expenses and other obligations of or incurred by the Shareholders’ Representative in connection with this Agreement or the Escrow Agreements, defending all claims arising pursuant to Section 2.6 (a “Working Capital Claim”), defending all indemnity claims against the Escrow Amount pursuant to Section 9.2 (an “Indemnity Claim”), consenting to, compromising or settling all Indemnity Claims, conducting negotiations with Parent, Buyer and their respective agents regarding such claims, dealing with Parent, Buyer and the Escrow Agent under this Agreement, taking any and all other actions specified in or contemplated by this Agreement or the Escrow Agreements, and engaging counsel, accountants or other representatives in connection with the foregoing matters. Without limiting the generality of the foregoing, the Shareholders’ Representative shall have the full power and authority to interpret all the terms and provisions of this Agreement and the Escrow Agreements and to consent to any amendment hereof or thereof in his, her or its capacity as Shareholders’ Representative.
(b)    The Company, the Shareholders, Parent and Buyer each hereby authorizes the Shareholders’ Representative to:
(i)    Receive all notices or documents given or to be given to Shareholders’ Representative pursuant hereto or to the Escrow Agreements or in connection herewith or therewith and to receive and accept services of legal process in connection with any suit or proceeding arising under this Agreement or the Escrow Agreements;
(ii)    Engage counsel, and such accountants and other advisors and incur such other expenses in connection with this Agreement or the Escrow Agreements and the transactions contemplated hereby or thereby as the Shareholders’ Representative may in his or her sole discretion deem appropriate;
(iii)    After the Closing, take such action as the Shareholders’ Representative may in his, her or its sole discretion deem appropriate in respect of: (A) waiving any inaccuracies in the representations or warranties of Parent or Buyer contained in this Agreement or in any document delivered by Parent or Buyer pursuant hereto; (B) taking such other action as the Shareholders’ Representative is authorized to take under this Agreement or the Escrow Agreements; (C) receiving all documents or certificates and making all determinations, in their capacity as Shareholders’ Representative, required under this Agreement or the Escrow Agreements; and (D) all such actions as may be necessary to carry out any of the transactions contemplated by this Agreement and the Escrow Agreements, including, without limitation, the defense and/or settlement of any claims for which indemnification is sought pursuant to this Article IX and any waiver of any obligation of Parent or Buyer.
(c)    The Shareholders’ Representative shall have no duties to the Shareholders or liability to the Shareholders with respect to any action taken, decision made or instruction given by the Shareholders’ Representative in connection with the Escrow Agreements or this Agreement.

(d)    The Shareholders’ Representative shall, if applicable, be indemnified by the Shareholders for and shall be held harmless against any loss, liability or expense incurred by the Shareholders’ Representative or any of his or her Affiliates and any of their respective partners, directors, officers, employees, agents, shareholders, consultants, attorneys, accountants, advisors, brokers, representatives or controlling persons, in each case relating to such Shareholders’ Representative’s conduct as Shareholders’ Representative, other than losses, liabilities or expenses resulting from such Shareholders’ Representative’s willful misconduct in connection with its performance under this Agreement and the Escrow Agreements. This indemnification shall survive the termination of this Agreement. The costs of such indemnification (including the costs and expenses of enforcing this right of indemnification) shall, when applicable, be paid by the Shareholders. The Shareholders’ Representative may, in all questions arising under this Agreement, rely on the advice of counsel and for anything done, omitted or suffered in good faith by the Shareholders’ Representative in accordance with such advice, the Shareholders’ Representative shall not be liable to the Shareholders or the Escrow Agent or any other person. In no event shall the Shareholders’ Representative be liable hereunder or in connection herewith for (i) any indirect, punitive, special or consequential damages, or (ii) any amounts other than those that are satisfied out of the Escrow Amount.
(e)    The Shareholders’ Representative shall have reasonable access to information of and concerning any Working Capital Claim and/or any Indemnity Claim and which is in the possession, custody or control of Parent or Buyer or Company Group and the reasonable assistance of Parent’s, the Buyer’s and the Company Group’s officers and employees for purposes of performing the Shareholders’ Representative’s duties under this Agreement or the Escrow Agreements and exercising its rights under this Agreement and the Escrow Agreements, including for the purpose of evaluating any Indemnity Claim against the Indemnification Escrow Fund and any Working Capital Claim against the Working Capital Escrow Fund; provided that the Shareholders’ Representative shall treat confidentially and not, except in connection with enforcing its rights under this Agreement and the Escrow Agreements, disclose any nonpublic information from or concerning any Indemnity Claim or any Working Capital Claim to anyone (except to the Shareholders’ Representative’s attorneys, accountants or other advisers, to Shareholders and on a need-to-know basis to other individuals who agree to keep such information confidential).
(f)    In the performance of its duties hereunder, the Shareholders’ Representative shall be entitled to (i) rely upon any document or instrument reasonably believed to be genuine, accurate as to content and signed by any Shareholder or any party hereunder and (ii) assume that any Person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.
(g)    Each Shareholder acknowledges that Parent and Buyer are relying and shall rely on the authority of the Shareholder granted hereunder and will be materially prejudiced if this authority is revoked. Each Shareholder hereby agrees that it shall indemnify, hold harmless, compensate and reimburse Parent and each other Parent/Buyer Indemnified Party for any Losses suffered by Parent or any other Parent/Buyer Indemnified Party as a result of a revocation by such Shareholder of the authority granted hereunder other than as provided for herein.
(h)    Subject to Section 9.6(g), the appointment of the Shareholders’ Representative hereunder is irrevocable, and any action taken by the Shareholders’ Representative pursuant to the authority granted in this Section 9.6 shall be effective and absolutely binding as the action of the Shareholders’ Representative under this Agreement or the Escrow Agreements.

Section 9.7    Tax Refunds. The Shareholders shall be entitled to any Tax refunds (or credits in lieu of refunds) that are received by the Parent/Buyer Indemnified Parties and/or their Affiliates (including the Company Group on or after the Closing Date) attributable to Pre-Closing Taxes paid by any member of the Company Group. Parent shall pay over to the Shareholders’ Representative, or as directed by the Shareholders’ Representative, any such refund (or credit in lieu of refund) within thirty (30) Business Days after receipt of such refund (or credit in lieu of such refund). After the Closing, Parent and the Shareholders’ Representative shall work together in good faith and use their commercially reasonable efforts to diligently prosecute any Tax refund claims in order to legally maximize and obtain any such Tax refunds or credits. To the extent permitted by applicable Law, Parent shall request, and shall cause the relevant member of the Company Group to request, a refund (rather than a credit in lieu of refund) with respect to all Pre-Closing Taxes
ARTICLE X    - TERMINATION, AMENDMENT AND WAIVER
Section 10.1    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by the mutual written consent of Parent (on behalf of itself and Buyer) and the Company and the Shareholders’ Representative;
(b)    by either of the Company or the Shareholders’ Representative, on the one hand, or Parent or Buyer, on the other hand, by written notice to the other:
(i)    if any Governmental Authority of competent jurisdiction shall have issued an injunction or taken any other action (which injunction or other action the parties hereto shall use their best efforts to lift) that permanently restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated herein, and such injunction shall have become final and non-appealable; or
(ii)    if the Closing shall not have occurred prior to 5:00 pm (Boston time) on October 31, 2017; provided, however, that the right to terminate this Agreement under this Section 10.1(b)(ii) shall not be available to any party whose failure to comply with any material provision of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.
(c)    by the Company and the Shareholders’ Representative, if the Company is not then in material breach of any material term of this Agreement, upon written notice to Parent, upon a material breach of any representation, warranty or covenant of Parent or Buyer contained in this Agreement, provided that such breach is not capable of being cured or has not been cured within thirty (30) days after the giving of written notice thereof by the Company to Parent, such that the conditions set forth in Sections 8.1 and 8.3 cannot be satisfied or cured prior to the date set forth in Section 10.1(b)(ii); or
(d)    by Parent or Buyer if neither Parent nor Buyer is then in material breach of any material term of this Agreement, upon written notice to the Company, upon a material breach of any representation, warranty or covenant of the Company contained in this Agreement, provided that such breach is not capable of being cured or has not been cured within thirty (30) days after the giving of written notice thereof by Parent or Buyer to the Company, such that the conditions set forth in Sections 8.1 and 8.2 cannot be satisfied or cured prior to the date set forth in Section 10.1(b)(ii).
Section 10.2    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of Parent, Buyer or the Company Group and their respective directors, members of the Company Board, officers, employees, partners, members, shareholders or advisors and all rights and obligations of any party hereto shall cease, except for the agreements contained in this Section 10.2 and Article XI; provided, however, that nothing contained in this Section 10.2 shall relieve any party from breaches of this Agreement on account of fraud or willful misconduct in connection with the transactions contemplated by this Agreement.
Section 10.3    Amendment. This Agreement may be amended by the parties hereto only by an instrument in writing signed by each of the parties hereto.
Section 10.4    Extension; Waiver. At any time prior to the Closing, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party against which such waiver or extension is to be enforced. Waiver of any term or condition of this Agreement by a party shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition by such party, or a waiver of any other term or condition of this Agreement by such party.
ARTICLE XI    - GENERAL PROVISIONS
Section 11.1    Notices. All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed given if delivered personally, sent by overnight courier (providing written proof of delivery) or via facsimile (providing written proof of transmission), in each case with a copy via electronic mail to the parties at the following addresses, facsimile numbers or e-mail addresses (or at such other address for a party as specified by like notice):
(a)    if to the Company, to:
Robopolis SAS
11, avenue Albert Einstein
69100 Villeurbanne (France)
Attention: Denis Guyennot and Frédéric Boulet
email: [*]

with a copy to (which shall not constitute notice):
BM Partners
7, rue des Archers
69002 Lyon (France)
Attention: Frédéric Menner and Karine Budin
email: fmenner@bm-partners.fr – kbudin@bm-partners.fr
with a copy to (which shall not constitute notice):
Sullivan & Worcester LLP
One Post Office Square
Boston, MA 02109
Attention: Steven Eichel
email: seichel@sandw.com
(b)    if to Parent, to:
iRobot Corporation
8 Crosby Drive
Bedford, MA 01730
Fax: (781) 430-3001
Attention: General Counsel
email: [*]
with a copy to (which shall not constitute notice):
Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Fax: (617) 523-1231
Attention: Mark T. Bettencourt, Esq.
e-mail: MBettencourt@goodwinlaw.com
(c)    If to Buyer, to:
iRobot UK LTD.
c/o iRobot Corporation
8 Crosby Drive
Bedford, MA 01730
Fax: (781) 430-3001
Attention: General Counsel
email: [*]
with a copy to (which shall not constitute notice):
Goodwin Procter LLP

100 Northern Avenue
Boston, MA 02210
Fax: (617) 523-1231
Attention: Mark T. Bettencourt, Esq.
e-mail: MBettencourt@goodwinlaw.com
(d)    If to the Shareholders’ Representative or the Regional Managers to:
High Five Investissements
11, avenue Albert Einstein
69100 Villeurbanne (France)
Attention: Denis Guyennot
email: [*]
with a copy to (which shall not constitute notice):
BM Partners
7, rue des Archers
69002 Lyon (France)
Attention: Frédéric Menner – Karine Budin
email: fmenner@bm-partners.fr – kbudin@bm-partners.fr
with a copy to (which shall not constitute notice):
Sullivan & Worcester LLP
One Post Office Square
Boston, MA 02109
Attention: Steven Eichel
email: seichel@sandw.com
Section 11.2    Entire Agreement. This Agreement, together with the preamble, Schedules and Exhibits hereto, and any documents executed by the parties simultaneously herewith or pursuant thereto, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, written and oral, among the parties with respect to the subject matter hereof.
Section 11.3    Assignment. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.
Section 11.4    Severability. If any provision of this Agreement, or the application thereof to any Person or circumstance is held invalid or unenforceable, in whole or in part, the remainder of this Agreement, and the application of such provision to other Persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 11.5    No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto unless and until this Agreement is executed by the parties hereto.
Section 11.6    Interpretation. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference will be to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms used herein with initial capital letters have the meanings ascribed to them herein and all terms defined in this Agreement will have such defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.
Section 11.7    Fees and Expenses. Whether or not the transactions contemplated hereby are consummated, Parent (on behalf of Parent and Buyer), on the one hand, and the Company and the Shareholders, on the other hand, shall bear its/his own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement. In the event the transactions contemplated hereby are not consummated, the fees, costs and expenses of third parties incurred by the Company Group set forth in Schedule 11.7 shall be fully reimbursed by Parent and/or Buyer no later than thirty (30) days following the date of termination of this Agreement.
Section 11.8    Choice of Law/Consent to Jurisdiction. All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the Laws of the Commonwealth of Massachusetts without regard to its rules of conflict of laws. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the Commonwealth of Massachusetts and of the United States District Court for the District of Massachusetts, in each case, located in the City of Boston, Massachusetts (the “Chosen Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Chosen Courts and agrees not to plead or claim in any Chosen Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the Commonwealth of Massachusetts, to appoint and maintain an agent in the Commonwealth of Massachusetts as such party’s agent for acceptance of legal process and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to clauses (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the Commonwealth of Massachusetts.
Section 11.9    Mutual Drafting. The parties hereto are sophisticated and have been represented by attorneys throughout the transactions contemplated hereby who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of Laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any agreement or instrument executed in connection herewith, and therefore waive their effects.
Section 11.10    Specific Performance. The parties hereto agree that irreparable damage could occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that Parent, Buyer and Shareholders (including the Shareholders’ Representative) shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at Law or equity.
Section 11.11    Miscellaneous. This Agreement (a) shall be binding upon and inure to the benefits of the parties hereto and their respective successors and assigns and is not intended to confer upon any other Person any rights or remedies hereunder and (b) may be executed in two or more counterparts which together shall constitute a single agreement. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.
[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

COMPANY:
ROBOPOLIS
By:    /s/ Denis Guyennot
Name: Denis Guyennot
Title: President and CEO
Chairman Robopolis

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

PARENT:
IROBOT CORPORATION
By:    /s/ Colin Angle
Name: Colin Angle
Title: CEO

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

BUYER:
IROBOT UK LTD.
By:    /s/ Colin Angle
Name: Colin Angle
Title: Director

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

SHAREHOLDER:
SHAREHOLDER’S REPRESENTATIVE:
SARL HIGH FIVE INVESTISSEMENTS
By:    /s/ Denis Guyennot
Name: Denis Guyennot
Title: Gerant

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

SHAREHOLDER:
DENIS GUYENNOT
/S/ DENIS GUYENNOT

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

SHAREHOLDER:
JOSÉ LUIS PRIETO LACACI
/S/ JOSÉ LUIS PRIETO LACACI

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

SHAREHOLDER:
MARIA TERESA MARTIN MARTINEZ
/S/ MARIA TERESA MARTIN MARTINEZ

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

SHAREHOLDER:
MIGUEL LOPEZ PENALVER
/S/ MIGUEL LOPEZ PENALVER

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

SEBASTIAN KLEIN
/S/ SEBASTIAN KLEIN

SHAREHOLDER:
KLEIN AG
By:    /S/ SEBASTIAN KLEIN
Name: Sebastian Klein
Title: CEO

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

SHAREHOLDER:
PATRICK LEMYE
/S/ PATRICK LEMYE

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

SHAREHOLDER:
MARC KEHL
/S/ MARC KEHL

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

MARTIJN BRAAM
/S/ MARTIJN BRAAM

SHAREHOLDER:
MASBRA HOLDING
By:    /S/ MARTIJN BRAAM
Name: M. Braam
Title: GM

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

THOMAS BRUGMAN
/S/ THOMAS BRUGMAN

SHAREHOLDER:
FINANT HOLDING
By:    /S/ THOMAS BRUGMAN
Name: Thomas Brugman
Title: General Manager

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

SHAREHOLDER:
FRÉDÉRIC BOULET
/S/ FRÉDÉRIC BOULET

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

SHAREHOLDER:
MARC DINEE
/S/ MARC DINEE

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

SHAREHOLDER:
INTERNATIONAL ROBOTIC APPLIANCES
By:    /S/ JOSÉ LUIS PRIETO LACACI
Name: José Luis Prieto Lacaci
Title: GM

[Signature Page to Share Purchase Agreement]